Filed pursuant to Rule 424(b)(3)

Registration No. 333-280335

PROSPECTUS SUPPLEMENT No. 3

(to Prospectus dated August 1, 2024)

SPRINGBIG HOLDINGS, INC.

16,000,000 SHARES OF COMMON STOCK UNDERLYING WARRANTS

23,726,551 SHARES OF COMMON STOCK

6,000,000 PRIVATE WARRANTS

42,666,665 SHARES OF COMMON STOCK UNDERLYING CONVERTIBLE NOTES

This prospectus supplement updates and supplements the prospectus dated August 1, 2024 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-280335). This prospectus supplement is being filed to update and supplement the information in the Prospectus with information contained in our Current Report on Form 8-K filed with the SEC on January 22, 2025 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This Prospectus and this prospectus supplement relate to the issuance by us of up to an aggregate of 16,000,000 shares of Common Stock, par value $0.0001 per share (the “Common Stock”), of SpringBig Holdings, Inc. (formerly known as Tuatara Capital Acquisition Corporation, the predecessor of SpringBig Holdings, Inc.), a Delaware corporation (the “Company”), consisting of (i) 6,000,000 shares of Common Stock issuable upon the exercise of 6,000,000 warrants (the “private placement warrants”) originally issued in a private placement in connection with the initial public offering of Tuatara Capital Acquisition Corporation, a Cayman Islands exempted company (“Tuatara”), by the holders thereof and (ii) 10,000,000 shares of Common Stock issuable upon the exercise of 10,000,000 warrants (the “public warrants” and, together with the private placement warrants, the “warrants”) originally issued in the initial public offering of Tuatara (the “IPO”) at a price of $10.00 per unit, with each unit consisting of one share of Class A common stock of Tuatara and one-half of one public warrant by holders thereof. We will receive the proceeds from the exercise of any warrants for cash.

This Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders named in this Prospectus or their permitted transferees (the “Selling Securityholders”) of (A) up to 21,590,291 shares of Common Stock consisting of (i) 1,310,000 shares of Common Stock purchased by subscribers in a private placement pursuant to separate subscription agreements (such subscribers, the “PIPE Investors”) at a purchase price of $10.00 per share, plus 31,356 shares paid to certain PIPE Investors at a value of $10.00 per share pursuant to the convertible notes with certain PIPE Investors, (ii) 4,000,000 shares of Common Stock originally issued in a private placement to TCAC Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), and certain affiliates for an initial aggregate purchase price of $25,000, or $0.00625 per share, in a private placement in connection with the IPO of Tuatara, and (iii) 16,248,935 shares of Common Stock issued in connection with the business combination as merger consideration at an acquiror share value of $10.00 per share, for which holders have registration rights; (B) the 16,000,000 shares of our Common Stock issuable upon the exercise of the warrants described above; (C) 6,000,000 private placement warrants, which were purchased by the Sponsor at a price of $1.00 per warrant, or $6,000,000 in the aggregate; (D) up to 1,700,000 shares of Common Stock issued to certain holders in connection with the Settlement Agreement (as defined below); and (E) up to 436,260 shares of Common Stock issued to certain service providers of the Company in consideration for services rendered and to be rendered.

This Prospectus and this prospectus supplement also relate to the resale, from time to time, by the Selling Securityholders named herein that hold the Company’s 8% Senior Secured Convertible Promissory Notes due 2026 (as amended, the “Convertible Notes” and such Selling Stockholders, the “Convertible Notes Selling Stockholders”) of an aggregate of up to 42,666,665 shares of Common Stock reserved for issuance upon the conversion of the Convertible Notes currently held by the Convertible Notes Selling Stockholders (the “Conversion Shares”). To the extent that Common Stock is issued by the Company under the terms of the Convertible Notes, substantial amounts of shares of Common Stock could be issued and resold, which would cause dilution and may impact the Company’s stock price. See “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity & Capital Resources” for additional information. The Company issued the Convertible Notes to the Convertible Notes Selling Stockholders for $6,400,000 in total cash consideration. The Conversion Shares are issuable at an original conversion price of $0.15 per share. We are not selling any of the Conversion Shares under this Prospectus or this prospectus supplement and will not receive any of the proceeds from the sale of the Conversion Shares by the Convertible Notes Selling Stockholders. On November 11, 2024, the Company amended the terms of the Convertible Notes and its 12% Secured Term Notes including extending the maturity date to January 23, 2027, amending the interest rates and adjusting the requirement for the Company to maintain a minimum cash balance of at least $1 million with the provision now applicable only at the end of any calendar month commencing on or after February 1, 2025. See Note 9, “Long-Term Debt” to our condensed consolidated financial statements.

We are registering the resale of shares of Common Stock and warrants as required by (i) the Amended and Restated Registration Rights Agreement, dated as of June 14, 2022, entered into by and among the Company, the Sponsor and certain other parties thereto, (ii) subscription agreements, pursuant to which subscription investors purchased subscription shares in a privately negotiated transaction in connection with the consummation of the business combination, (iii) the Settlement Agreement, dated September 7, 2023, by and between Yuzz Buzz, LLC, Jason Wright, and Michael Gross, on the one hand, and the Company, SpringBig, Inc., Medici Holdings V, Inc. (f/k/a SpringBig, Inc.), and Jeffrey Harris, on the other hand, (iv) service agreements, pursuant to which service providers provided services in exchange for the issuance of shares in privately negotiated transactions and (v) the Registration Rights Agreement, dated January 23, 2024, by and among the Company and the Convertible Notes investors party thereto.

Given the substantial number of shares of Common Stock being registered for potential resale by selling securityholders pursuant to this Prospectus, the sale of shares by the selling securityholders, or the perception in the market that the selling securityholders of a large number of shares intend to sell shares, could increase the volatility of the market price of our Common Stock or result in a significant decline in the public trading price of our Common Stock. Even if our trading price is significantly below $10.00, the offering price for the units offered in Tuatara’s IPO, certain of the selling securityholders, including the Sponsor, may still have an incentive to sell shares of our Common Stock because they purchased the shares at prices lower than the public investors or the current trading price of our Common Stock. See “Risk Factors — We are engaged in multiple transactions and offerings of Company securities. Future resales and/or issuances of shares of our common stock, including pursuant to this prospectus may cause the market price of our shares to drop significantly” in the Prospectus for more information.

We will not receive any proceeds from the sale of shares of our Common Stock or warrants by the Selling Securityholders pursuant to this Prospectus, except with respect to amounts received by us upon exercise of the warrants to the extent such warrants are exercised for cash. The exercise price of our public warrants and private placement warrants is $11.50 per warrant. We believe the likelihood that warrant holders will exercise their warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our common stock, which is currently below the $11.50 exercise price. If the trading price for our common stock is less than $11.50 per share, we believe holders of our public warrants and private placement warrants will be unlikely to exercise their warrants.

However, we will pay the expenses, other than underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities, associated with the sale of securities pursuant to this Prospectus.

Our registration of the securities covered by this Prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the securities. The Selling Securityholders may offer and sell the securities covered by this Prospectus in a number of different ways and at varying prices. We provide more information in the section entitled “Plan of Distribution.” In addition, certain of the securities being registered hereby are subject to vesting and/or transfer restrictions that may prevent the Selling Securityholders from offering or selling of such securities upon the effectiveness of the registration statement of which this Prospectus is a part. See “Description of Securities” for more information.

You should read this Prospectus and this prospectus supplement carefully before you invest in our securities. Our Common Stock is quoted for trading on OTCQX® Best Market under the symbol “SBIG,” and began trading on September 6, 2023 and our public warrants are quoted for trading on OTC Pink Sheets under the symbol “SBIGW.” On January 22, 2025, the last reported sale price of our Common Stock on the OTCQX® Best Market was $0.06 per share and the last reported sale price of our public warrants on OTC Pink Sheets was $0.0007.

We are an “emerging growth company” under the federal securities laws and are subject to reduced public company reporting requirements. Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 9 of the Prospectus, and under similar headings in any amendment or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is January 23, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 15, 2025

SPRINGBIG HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40049	88-2789488
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

621 NW 53rd Street, Ste. 500

Boca Raton, Florida, 33487

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (800) 772-9172

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers.

Lead independent director Marc Shiffman, on behalf of the Board of Directors of SpringBig Holdings, Inc. (the “Board”), is spearheading a comprehensive search to identify, evaluate and recommend qualified candidates to serve as the Company’s new Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”). Mr. Shiffman is leading the transition team.

Departure of Chief Executive Officer

On January 22, 2025, SpringBig Holdings, Inc. (and, together with its wholly owned subsidiary SpringBig, Inc., the “Company”) reported that Jeffrey Harris has announced his intention to separate from his position as the Company’s CEO and an employee of the Company. On January 15, 2025 (the “Execution Date”), the Board and Mr. Harris reached an understanding regarding his decision to separate from the Company. On the Execution Date, the Company and Mr. Harris entered into a Separation and Release of Claims Agreement (the “Harris Separation Agreement”) pursuant to which the last day of service for Mr. Harris as the CEO of the Company will be the latest of (a) March 31, 2025, (b) if requested by the Board, the date of the first annual meeting of the shareholders of the Company held after the Execution Date and (c) if requested by the Board, the date of the filing with the Securities and Exchange Commission of the SpringBig Holdings, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (the “Harris Separation Date”).

From the Execution Date through the Harris Separation Date, Mr. Harris will be entitled to his current annualized base salary of $450,000. In addition, on the Harris Separation Date, the Company is required to grant Mr. Harris 250,000 restricted stock units pursuant to its 2022 Long-Term Incentive Plan (the “Plan”) subject to vesting on the earlier of the occurrence of a Change of Control (as defined in the Plan) and March 31, 2026. Furthermore, the Company is required to pay Mr. Harris three percent (3%) of all Gaming Revenue (as defined below) for the calendar year 2025 and two percent (2%) of all Gaming Revenue for calendar year 2026 (the “Gaming Commissions”), to be paid quarterly no later than the 15th day of the month following each quarter end. However, Mr. Harris would be required to repay to the Company any Gaming Commissions the Company has paid with respect to Gaming Revenue earned from a customer that has terminated its relationship with the Company prior to the one year anniversary of the commencement of that relationship. “Gaming Revenue” means revenue generated by the Company from messaging tools designed to boost engagement across casinos, skilled gaming and sports betting but does not include revenue generated from leads provided by a member of the Board.

As previously disclosed, Mr. Harris is party to a Nonsolicitation, Nondisclosure and Assignment of Inventions Agreement (the “Harris Nonsolicitation Agreement”) and a Noncompetition Agreement (the “Harris Noncompetition Agreement”), each dated as of November 8, 2021. The Harris Separation Agreement provides that both agreements will remain in full force and effect except (i) in both agreements, the Harris Separation Date would be deemed to be the termination of the relationship between the Company and Mr. Harris, (ii) in both agreements, the definition of “Business of the Company” was expanded to cover the gaming industry in addition to the cannabis industry, (iii) in the Harris Nonsolicitation Agreement, the periods of nonsolicitation were extended to 36 months after the Harris Separation Date from 12 months and (iv) in the Harris Noncompetition Agreement, the periods of noncompetition were extended to 36 months after the Harris Separation Date from 12 months.

The Company may terminate the Harris Separation Agreement immediately for Cause (as defined in the Harris Separation Agreement) in which case it would no longer be obligated to make any payments or provide any benefits to Mr. Harris. The Harris Separation Agreement also contains customary provisions relating to, among other things, a release of claims, return of property and non-disparagement.

In addition, Mr. Harris entered into a consulting agreement with the Company on the Execution Date, as set forth in Exhibit D to the Harris Separation Agreement (the “Consulting Agreement”). Pursuant to the Consulting Agreement, Mr. Harris will provide the following services to the Company for a twelve-month period commencing on the Harris Separation Date: Mr. Harris will make himself available to the Board and senior management team of the Company to help with questions and issues that may arise, to help with key clients and prospect issues as needed, to help the Company with strategic planning and to be a constructive team player and collaborator to help in the Company’s success. As consideration for his services, Mr. Harris will receive a consulting fee of $450,000, payable in eighteen monthly installments of $25,000 each (the “Consulting Fee”). The Company may terminate the Consulting Agreement immediately for Cause (as defined in the Consulting Agreement), in which case it would no longer be obligated to pay the Consulting Fee. The Consulting Agreement also contains customary provisions relating to, among other things, assignment of inventions requirements.

Neither the Harris Separation Agreement nor the Consulting Agreement will have any effect on the Board service of Mr. Harris, and it is expected that following the Harris Separation Date Mr. Harris will continue to serve on the Board as a non-executive member. However, pursuant to the Harris Separation Agreement, Mr. Harris will not be entitled to cash fees as a Board member while providing services under the Harris Separation Agreement or the Consulting Agreement.

The foregoing descriptions of the Harris Separation Agreement and the Consulting Agreement to which it is attached do not purport to be complete and are qualified in their entirety by reference to their complete text, a copy of which has been attached as Exhibit 10.1, to this Current Report on Form 8-K and incorporated herein by reference.

Departure of Chief Financial Officer

On January 22, 2025, the Company reported that Paul Sykes has announced his intention to separate from his position as the Company’s CFO and an employee of the Company. On the Execution Date, the Board and Mr. Sykes reached an understanding regarding his decision to separate from the Company. On the Execution Date, the Company and Mr. Sykes entered into a Separation and Release of Claims Agreement (the “Sykes Separation Agreement”) pursuant to which the last day of service for Mr. Sykes as the CFO of the Company will be June 14, 2025 (the “Sykes Separation Date”).

From the Execution Date through the Sykes Separation Date, Mr. Sykes will be entitled to his current annualized base salary of $364,000. On the Sykes Separation Date, Mr. Sykes will be entitled to an aggregate bonus of $227,500.05, payable in fifteen semimonthly installments of $15,166.67. In addition, on the Sykes Separation Date, the Company is required to accelerate the vesting of 86,667 restricted stock units previously granted to Mr. Sykes pursuant to the Plan. Furthermore, if Mr. Sykes timely and properly elects COBRA continuation coverage under the Company’s health plan, the Company will generally be required to contribute up to $1,228.93 per month toward premiums under the health plan for up to twelve months following the Sykes Separation Date.

As previously disclosed, Mr. Sykes is party to a Nonsolicitation, Nondisclosure and Assignment of Inventions Agreement and a Noncompetition Agreement, each dated as of November 8, 2021. The Sykes Separation Agreement provides that both agreements will remain in full force and effect except (i) in both agreements, the Sykes Separation Date would be deemed to be the termination of the relationship between the Company and Mr. Sykes and (ii) in both agreements, the definition of “Business of the Company” was expanded to cover the gaming industry in addition to the cannabis industry.

The Company may terminate the Sykes Separation Agreement immediately for Cause (as defined in the Sykes Separation Agreement) in which case it would no longer be obligated to make any payments or provide any benefits to Mr. Sykes. The Sykes Separation Agreement also contains customary provisions relating to, among other things, a release of claims, return of property and non-disparagement.

The foregoing description of the Sykes Separation Agreement does not purport to be complete and is qualified in its entirety by reference to its complete text, a copy of which has been attached as Exhibit 10.2, to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01. Exhibits

Exhibit No.	Description of Exhibit
10.1	Separation and Release of Claims Agreement, dated as of January 15, 2025, by and between SpringBig, Inc., SpringBig Holdings, Inc. and Jeffrey Harris
10.2	Separation and Release of Claims Agreement, dated as of January 15, 2025, by and between SpringBig, Inc., SpringBig Holdings, Inc. and Paul Sykes
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

2

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPRINGBIG HOLDINGS, INC.

January 22, 2025	By:	/s/ Jeffrey Harris
		Name:	Jeffrey Harris
		Title:	Chief Executive Officer

3

Exhibit 10.1

Separation and Release of Claims Agreement

This Separation and Release of Claims Agreement (“Agreement”) is entered into by and between SpringBig, Inc., a Delaware corporation (the “Employer”), on behalf of itself, its parents, subsidiaries, and other corporate affiliates, and each of their respective present and former employees, officers, directors, owners, shareholders, and agents, individually and in their official capacities (collectively referred to as the “Employer Group”), and Jeffrey Harris, a Florida resident (the “Executive”) (the Employer and the Executive are collectively referred to as the “Parties”) as of January 15, 2025 (the “Execution Date”).

The Employer and Executive are parties to the following agreements: the Executive Employment Agreement, dated as of November 8, 2021 (the “Employment Agreement”); the Nonsolicitation, Nondisclosure and Assignment of Inventions Agreement, dated as of November 8, 2021 (the “Nonsolicitation, Nondisclosure and Assignment of Inventions Agreement”); and the Noncompetition Covenant, dated as of November 8, 2021 (the “Noncompetition Covenant” and, together with the Employment Agreement and the Nonsolicitation, Nondisclosure and Assignment of Inventions Agreement, the “Prior Agreements”).

The Executive’s last day of employment with the Employer will be the latest of (a) March 31, 2025, (b) if requested by the Board of Directors of SpringBig Holdings, Inc. (the “Board”), the date of the first annual meeting of the shareholders of SpringBig Holdings, Inc. held after the Execution Date and (c) if requested by the Board, the date of the filing with the Securities and Exchange Commission of the SpringBig Holdings, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (the “Separation Date”). On the Execution Date, the Executive is entering into a Consulting Agreement with the Employer Group (the “Consulting Agreement”) with respect to the Executive’s provision of consulting services following the Separation Date. After the Separation Date, the Executive will not represent that the Executive is an employee, officer, attorney, agent, or representative of the Employer Group for any purpose. Except as otherwise set forth in this Agreement, the Separation Date will be the employment termination date for the Executive for all purposes, meaning the Executive is not entitled to any further compensation, monies, or other benefits from the Employer Group, including coverage under any benefit plans or programs sponsored by the Employer Group, as of the Separation Date.

1. Return of Property. On or before the Separation Date, the Executive must return all Employer Group property, including identification cards or badges, access codes or devices, keys, laptops, computers, telephones, mobile phones, hand-held electronic devices, credit cards, electronically stored documents or files and storage devices, physical files, and any other Employer Group property in the Executive’s possession. The Executive further acknowledges and agrees that as of the Separation Date, the Executive will no longer have access to and will not claim ownership of any of the Employer Group’s cloud storage or social media accounts.

2. Executive Representations. The Executive specifically represents, warrants, and confirms that the Executive:

(a) has not filed any complaints or lawsuits against the Employer Group with any state or federal court or arbitration forum before executing this Agreement (for the avoidance of doubt, this representation does not include, and the Executive is not required to disclose to the Employer, any claims, complaints, or communications to the Securities and Exchange Commission (“SEC”), the National Labor Relations Board (“NLRB”), the Equal Employment Opportunity Commission (“EEOC”), the Occupational Safety and Health Administration (“OSHA”), or any other federal, state, or local governmental regulatory or law enforcement agency (“Government Agencies”));

(b) has not made any claims or allegations to the Employer Group related to sexual harassment, sex discrimination, or sexual assault or abuse, and that none of the payments set forth in this Agreement are related to any such claims or allegations;

(c) has been properly paid for all hours worked for the Employer Group; and

(d) has received all salary, wages, commissions, bonuses, and other compensation due to the Executive, through and including the Execution Date.

3. Separation Benefits. As consideration for the Executive’s execution of, non- revocation of and compliance with this Agreement, including the Executive’s waiver and release of claims in Section 4 and other post-termination obligations, and the Executive’s execution and non-revocation of the attached Exhibit A to Separation and Release Agreement after the Separation Date, the Employer Group agrees to provide the following benefits to which the Executive is not otherwise entitled:

(a) Prior to the Separation Date, the Executive will be paid the annualized base salary of $450,000 in accordance with the Employer Group’s standard practices.

(b) On the Separation Date, SpringBig Holdings, Inc. shall grant the Executive 250,000 restricted stock units pursuant to its 2022 Long-Term Incentive Plan subject to vesting on the earlier of (i) the occurrence of a Change in Control (as defined in the SpringBig Holdings, Inc. 2022 Long-Term Incentive Plan) and (ii) March 31, 2026.

(c) If the Executive timely and properly elects COBRA continuation coverage under the Employer Group’s health plan (the “Plan”), the Executive may be permitted to continue participation in the Plan under COBRA by continuing to pay premiums to the Employer or COBRA Administrator, as applicable, at the contribution level in effect for active employees until the earliest of: (i) the expiration of twelve months following the Separation Date; (ii) the date the Executive becomes covered under another employer’s health plan; or (iii) the expiration of the maximum COBRA continuation coverage period for which the Executive is eligible under federal law. At the end of this period, the Executive shall be eligible to continue coverage, pursuant to COBRA, and shall be responsible for the entire COBRA premium for the remainder of the applicable COBRA continuation period.

(d) The Employer Group shall pay the Executive three percent (3%) of all Gaming Revenue for the calendar year 2025 and two percent (2%) of all Gaming Revenue for calendar year 2026 (the “Commissions”), to be paid quarterly no later than the 15th day of the month following each quarter end; provided, that the Executive shall repay to the Employer Group any Commission the Employer Group has paid with respect to Gaming Revenue earned from a customer that has terminated its relationship with the Employer Group prior to the one (1) year anniversary of the commencement of such relationship. “Gaming Revenue” means revenue generated by the Employer Group from messaging tools designed to boost engagement across casinos, skilled gaming and sports betting but does not include revenue generated from leads provided by a member of the Board.

The Executive understands, acknowledges, and agrees that these benefits exceed what the Executive is otherwise entitled to receive on separation from employment, and that these benefits are being given as consideration in exchange for executing this Agreement, including the general release and restrictive covenants contained in it. The Executive further acknowledges that the Executive is not entitled to any additional payment or consideration not specifically referenced in this Agreement. Nothing in this Agreement shall be deemed or construed as an express or implied policy or practice of the Employer Group to provide these or other benefits to any individuals other than the Executive.

4. Release. In exchange for the consideration provided in this Agreement, the Executive hereby agrees to execute and deliver a release, substantially in the form set forth as Exhibit A, effective and dated as of the Separation Date, and such execution and delivery shall be a condition precedent to the Employer Group’s obligations under this Agreement and the Consulting Agreement as of and following the Separation Date (including, but not limited to, any further compensation, monies, or other benefits from the Employer Group, including coverage under any benefit plans or programs sponsored by the Employer Group).

5. Post-Termination Obligations and Restrictive Covenants.

(a) Nonsolicitation, Nondisclosure and Assignment of Inventions.

(i) The Executive acknowledges, confirms and agrees that the Nonsolicitation, Nondisclosure and Assignment of Inventions Agreement, attached hereto as Exhibit B, remains in full force and effect as of the Execution Date, and that the Separation Date shall be deemed to be the termination of the relationship between the Employer and the Executive for all purposes pursuant to such agreement, including but not limited to Sections 2, 3 and 5 thereof; provided that:

(A) the sentence in Clause (iii) in which the term “Business of the Company” is defined shall be amended and restated in its entirety to read as follows:

“Business of the Company” shall mean the business of providing messaging, customer loyalty management and/or customer experiences in the cannabis and gaming industries, including, without limitation, the research, design, development, marketing, sales, operations, maintenance and commercial exploitation pertaining to the operation of, and providing products and services for such business.

(B) the references to “twelve (12) months” in Section 2 entitled “Nonsolicitation of Customers, Clients or Vendors” and Section 3 entitled “Nonsolicitation of Employees and Contractors” each shall be deleted and replaced with “thirty-six (36) months”.

(ii) Except as explicitly contemplated and amended hereby, the Nonsolicitation, Nondisclosure and Assignment of Inventions Agreement shall remain in full force and effect without change.

(b) Noncompetition Covenant.

(i) The Executive acknowledges, confirms and agrees that the Noncompetition Covenant, attached hereto as Exhibit C, remains in full force and effect as of the Execution Date, and that the Separation Date shall be deemed to be the termination of the relationship between the Employer and the Executive for all purposes pursuant to the Noncompetition Covenant, including but not limited to Section (a) thereof; provided, that

(A) the sentence in Clause (iv) of Section (a) in which the term “Business of the Company” is defined shall be amended and restated in its entirety to read as follows:

“Business of the Company” shall mean the business of providing messaging, customer loyalty management and/or customer experiences in the cannabis and gaming industries, including, without limitation, the research, design, development, marketing, sales, operations, maintenance and commercial exploitation pertaining to the operation of, and providing products and services for such business.

(B) the references to “twelve (12) months” in Section (a) each shall be deleted and replaced with “thirty-six (36) months”.

(ii) Except as explicitly contemplated and amended hereby, the Noncompetition Covenant shall remain in full force and effect without change.

6. Non-Disparagement. The Executive agrees and covenants that the Executive shall not make, publish, or communicate defamatory or disparaging remarks, comments, or statements concerning any of the Employer Group’s products or services. The Executive agrees and covenants that the Executive shall not make, publish, or communicate to any person or entity or in any public forum any maliciously false, defamatory, or disparaging remarks, comments, or statements concerning the Employer Group or its businesses, or any of its employees, officers, or directors and their existing and prospective customers, suppliers, investors, and other associated third parties, now or at any time in the future.

This Section does not in any way restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement, including the right to report possible securities law violations to the SEC, without notice to the Employer Group, and rights under the National Labor Relations Act (NLRA), including the right to file unlawful labor practice (ULP) charges or participate, assist, or cooperate in ULP investigations. This Section also does not prevent the Executive from complying with any applicable law or regulation or a valid order from a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.

7. Board Service. For the avoidance of doubt, this Agreement has no effect on the Executive’s service on the Board, and accordingly, the Executive will remain on the Board until such time as the Executive resigns, refuses to stand for re-election, is not nominated and elected to the Board or is removed from office in accordance with the SpringBig Holdings, Inc. bylaws. In light of the compensation, monies or other benefits provided under this Agreement and the Consulting Agreement, the Executive will not be entitled to cash fees as a Board member while the Executive remains an employee of the Employer Group pursuant to this Agreement or while the Executive serves as a consultant to the Employer Group under the Consulting Agreement.

8. Engagement as a Consultant. Concurrently with the signing of this Agreement, the Employer and the Executive shall enter into the Consulting Agreement, attached hereto as Exhibit D.

9. Termination for Cause. The Employer Group may terminate this Agreement for Cause, effective immediately upon written notice to the Executive. Upon termination for Cause, the Employer Group shall no longer be obligated to make any payments or provide any benefits to the Executive pursuant to Section 3(a), 3(b) or 3(d). “Cause” shall mean the Employer’s termination of the Agreement as a result of: (i) fraud, embezzlement, willful misconduct, or an act of dishonesty by the Executive in connection with or relating to the Executive’s relationship with the Employer or any of its affiliates; (ii) theft or misappropriation of Employer` property, information or other assets by the Executive, (iii) other conduct which results in or could reasonably be expected to result in material loss, damage or injury to the Employer and/or its affiliates, their goodwill, business or reputation; (iv) the Executive’s conviction, guilty plea, no contest plea, or similar plea for any felony or any crime of moral turpitude, or any other crime that results in or could reasonably be expected to result in material loss, damage or injury to the Employer and its affiliates, their goodwill, business or reputation; or (v) the Executive’s material breach of any of the Executive’s obligations under this Agreement.

10. Remedies. In the event of a breach or threatened breach by the Executive of any provision of this Agreement, Executive hereby consents and agrees that money damages would not afford an adequate remedy and that Employer shall be entitled to seek a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages, and without the necessity of posting any bond or other security. Any equitable relief shall be in addition to, not instead of, legal remedies, monetary damages, or other available relief.

If the Executive fails to comply with any of the terms of this Agreement or post- employment obligations contained in it, the Employer may, in addition to any other available remedies, reclaim any amounts paid to the Executive under the provisions of this Agreement and terminate any benefits or payments that are later due under this Agreement, without waiving the releases provided in it.

The Parties mutually agree that this Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

11. Successors and Assigns.

(a) Assignment by the Employer Group. The Employer Group may freely assign this Agreement at any time. This Agreement shall inure to the benefit of the Employer Group and its successors and assigns.

(b) No Assignment by the Executive. The Executive may not assign this Agreement in whole or in part. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment.

12. Governing Law; Arbitration. This Agreement, the rights and obligations of the parties hereto, and all claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Florida, without regard to the choice of law provisions thereof. Except for disputes arising under Exhibit A, Exhibit B or Exhibit C hereof, which shall be decided pursuant to the terms of those Exhibits, any dispute arising from this Agreement or Executive’s employment with the Employer Group, including but not limited to claims for wrongful termination; violation of Title VII of the Civil Rights Act of 1964 as amended; violations of the Americans with Disabilities Act of 1990; violations of Florida law; or claims for violations of any state law or rule or regulation regarding discrimination, harassment or other wrongful conduct (collectively, “Covered Claims”), shall be decided solely and exclusively in a final and binding arbitration administered by the JAMS in Miami, Florida, in accordance with the JAMS Employment Arbitration Rules in effect at the time of the filing of the demand for arbitration (the “Rules”), a copy of which is available at http://www.jamsadr.com/rules- employment-arbitration/. The arbitrator shall be a single arbitrator with expertise in employment disputes, mutually selected by the parties, or, if the parties are unable to agree thereon, a single arbitrator with expertise in employment disputes designated by the Miami office of JAMS. The arbitrator shall have the authority to award all remedies available in a court of law. The parties acknowledge and agree that their obligations to arbitrate under this Section survive the termination of the Agreement and continue after the termination of the employment relationship between the Executive and the Employer Group. By agreeing to arbitrate disputes arising out of Executive’s employment, the Executive, the Employer Group voluntarily and irrevocably waives any and all rights to have any such dispute heard or resolved in any forum other than through arbitration as provided herein. This waiver specifically includes, but is not limited to, any right to trial by jury. Notwithstanding anything to the contrary set forth herein, this Section will not apply to claims for workers’ compensation or unemployment benefits and will not apply to claims for injunctive relief, or any other claim by the Employer Group under Exhibit A or Exhibit C hereto. All arbitration proceedings hereunder shall be confidential, except: (a) to the extent the parties otherwise agree in writing; (b) as may be otherwise appropriate in response to a request from a government agency, subpoena, or legal process; (c) if the substantive law of the State of Florida (without giving effect to choice of law principles) provides to the contrary; or (d) as is necessary in a court proceeding to enforce, correct, modify or vacate the arbitrator’s award or decision (and in the case of this subpart (d), the parties agree to take all reasonable steps to ensure that the arbitrator’s award, decision or findings and all other documents, pleadings and papers are filed and/or entered with the court under seal and/or in a manner that would maintain their confidentiality, including, without limitation, complying with all rules of procedure and local rules for filing documents, pleadings and papers under seal).

13. Entire Agreement. Nothing in this Agreement shall be construed as releasing the Executive from any obligations set out in the Prior Agreements, provided that upon the Separation Date, all provisions of the Employment Agreement shall terminate, while the Nonsolicitation, Nondisclosure and Assignment of Inventions Agreement and the Noncompetition Covenant shall continue effectiveness in accordance with their terms and Section 5 hereof. Unless specifically provided herein, this Agreement and the Consulting Agreement contain all of the understandings and representations between Employer Group and Executive relating to the subject matter hereof and supersedes all prior and contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral, regarding such subject matter.

14. Modification and Waiver. No provision of this Agreement may be amended or modified unless the amendment or modification is agreed to in writing and signed by the Executive and by an authorized representative of the Employer. No waiver by any Party of any breach by any other Party of any condition or provision of this Agreement to be performed by any other Party shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by any Party in exercising any right, power, or privilege under this Agreement operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

15. Severability. If any provision of this Agreement is found by a court or arbitral authority of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, or enforceable only if modified, such finding shall not affect the validity of the remainder of this Agreement, which shall remain in full force and effect and continue to be binding on the Parties. The Parties further agree that any such court or arbitral authority is expressly authorized to modify any such invalid, illegal, or unenforceable provision of this Agreement instead of severing the provision from this Agreement in its entirety, whether by rewriting, deleting, or adding to the offending provision, or by making such other modifications as it deems necessary to carry out the intent and agreement of the Parties as embodied in this Agreement to the maximum extent permitted by law. Any such modification shall become a part of and treated as though originally set forth in this Agreement. If such provision or provisions are not modified, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth in it. The Parties expressly agree that this Agreement as so modified by the court or arbitral authority shall be binding on and enforceable against each of them.

16. Interpretation. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph. Moreover, this Agreement shall not be construed against either Party as the author or drafter of the Agreement.

17. Counterparts. The Parties may execute this Agreement in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile, email in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document has the same effect as delivery of an executed original of this Agreement.

18. No Admission of Liability. Nothing in this Agreement shall be construed as an admission by the Executive or the Employer Group of any wrongdoing, liability, or noncompliance with any federal, state, city, or local rule, ordinance, statute, common law, or other legal obligation.

19. Notices. All notices under this Agreement must be given in writing by personal delivery, regular mail or email at the addresses indicated in this Agreement or any other address designated in writing by either Party.

Notice to Employer Group:

SpringBig Holdings, Inc.

Attn: Board of Directors

621 NW 53rd St, Suite 500

Boca Raton, FL 33487

with a copy (which shall not constitute notice) to:

Benesch Friedlander Coplan & Aronoff LLP

1155 Avenue of the Americas, Floor 26

New York, NY 10036

Attention: Aslam A. Rawoof

Email: arawoof@beneschlaw.com

Notice to the Executive:

Jeffrey Harris

Address on file with the Employer

with a copy (which shall not constitute notice) to:

Shapiro, Blasi, Wasserman & Hermann, P.A.

7777 Glades Road, Suite 400

Boca Raton, FL 33434

Attention: Adam C. Chotiner

Email: achotiner@sbwh.law

20. Tolling. If the Executive violates any of the post-termination obligations in this Agreement, the obligation at issue will run from the first date on which the Executive ceases to be in violation of such obligation.

21. Attorneys’ Fees and Costs. If the Executive breaches any terms of this Agreement or the post-termination obligations referenced in it, to the extent authorized by Florida law, the Executive will be responsible for payment of all reasonable attorneys’ fees and costs that Employer incurred in the course of enforcing the terms of this Agreement, including demonstrating the existence of a breach and any other contract enforcement efforts. If the Employer breaches any terms of this Agreement or the post-termination obligations referenced in it, to the extent authorized by Florida law, the Employer will be responsible for payment of all reasonable attorneys’ fees and costs that Executive incurred in the course of enforcing the terms of this Agreement, including demonstrating the existence of a breach and any other contract enforcement efforts.

22. Tax Matters.

(a) Withholding. The Employer Group may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b) Section 409A Compliance. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), including the exceptions thereto, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment. To the extent required under Section 409A, any payments to be made under this Agreement in connection with a termination of employment shall only be made if such termination constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, Employer Group makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall Employer Group be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

23. Notice of Post-Termination Obligations. When the Executive’s employment with the Employer terminates, the Executive agrees to notify any subsequent employer of the restrictive covenants contained in this Agreement. In addition, the Executive authorizes the Employer Group to provide a copy of the restrictive covenants referenced in this Agreement to third parties, including but not limited to, the Executive’s subsequent, anticipated, or possible future employer.

24. Acknowledgment of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS FULLY READ, UNDERSTANDS, AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THE EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT. THE EXECUTIVE FURTHER ACKNOWLEDGES THAT THE EXECUTIVE’S SIGNATURE BELOW IS AN AGREEMENT TO RELEASE EMPLOYER GROUP FROM ANY AND ALL CLAIMS THAT CAN BE RELEASED AS A MATTER OF LAW.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date above.

SPRINGBIG, INC.

By	/s/ Paul Sykes
Name:	Paul Sykes
Title:	Chief Financial Officer

SPRINGBIG HOLDINGS, INC.

By	/s/ Paul Sykes
Name:	Paul Sykes
Title:	Chief Financial Officer

EXECUTIVE

Signature:	/s/ Jeffrey Harris
Print Name:	Jeffrey Harris

[Signature page to Separation and Release Agreement]

EXHIBIT A

Release

In consideration for the end of employment benefits set forth in the Separation and Release of Claims Agreement to which this form is attached (the “Separation Agreement”), including without limitation the separation benefits set forth in Section 3 thereof, among other things, Jeffrey Harris (the “Executive,” “I” or “me”) and the Employer Group hereby enter into the following release and waiver of claims (the “Release”).

The Executive hereby generally and completely releases the Employer Group, its present and future affiliates, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, family and assigns (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date that Executive signs this Release (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to the Executive’s employment with the Employer Group, or the termination of that employment; (ii) all claims related to the Executive’s compensation or benefits from the Employer Group, including salary, bonuses, retention bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests or equity-based awards in the Employer Group; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Family and Medical Leave Act (as amended) (the “FMLA”), the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the Employee Retirement Income Security Act of 1974 (as amended), the National Labor Relations Act of 1935 (as amended), and any similar applicable state laws, including those of the State of Florida and any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance, and any public policy, contract, tort, or common law. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification that Executive may have pursuant to any written indemnification agreement with the Employer Group, the charter, bylaws, or operating agreements of the Employer Group, or under applicable law; (ii) any rights which are not waivable as a matter of law; (iii) any claims arising from the breach of this Release; or (iv) any claims related to the Employer Group’s performance of its obligations under the Separation Agreement and Consulting Agreement (as defined in the Separation Agreement) following the Separation Date (as defined in the Separation Agreement). For the avoidance of doubt, nothing in this Release shall prevent Executive from challenging the validity of the Release in a legal or administrative proceeding. Nothing in this Release shall prevent the Executive from filing, cooperating with, or participating in any proceeding or investigation before the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal government agency, or similar state or local agency (“Government Agencies”), or exercising any rights pursuant to Section 7 of the National Labor Relations Act. The Executive further understands that this Release does not limit the Executive’s ability to voluntarily communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Employer Group. While this Release does not limit the Executive’s right to receive an award for information provided to the Securities and Exchange Commission, the Executive understands and agrees that the Executive is otherwise waiving, to the fullest extent permitted by law, any and all rights the Executive may have to individual relief based upon any claims arising out of any proceeding or investigation before one or more of the Government Agencies. If any such claim is not subject to release, to the extent permitted by law, the Executive waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which any of the Released Parties is a party. Notwithstanding anything to the contrary set forth herein, this Release does not abrogate the Executive’s existing rights to vested benefits under any Employer Group benefit plan or any plan or agreement related to equity ownership in the Employer Group.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA (“ADEA Waiver”). I also acknowledge that (i) the consideration given for the ADEA Waiver is in addition to anything of value to which I was already entitled; and (ii) that, subject only to Employer Group providing the end of employment / termination benefits described in the first paragraph of this Release, I have been paid for all time worked, has received all the leave, leaves of absence and leave benefits and protections for which I am eligible, and have not suffered any on-the-job injury for which I have not already filed a claim. I affirm that all of the decisions of the Released Parties regarding my pay and benefits through the date of my execution of this Release were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law. I affirm that I have not filed or caused to be filed, and am not presently a party to, a claim against any of the Released Parties. I further affirm that I have no known workplace injuries or occupational diseases. I acknowledge and affirm that I have not been retaliated against for reporting any allegation of corporate fraud or other wrongdoing by any of the Released Parties, or for exercising any rights protected by law, including any rights protected by the Fair Labor Standards Act, the Family Medical Leave Act or any related statute or local leave or disability accommodation laws, or any applicable state workers’ compensation law. I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any claims that may arise after I sign this Release; (b) I should consult with an attorney prior to executing this release; (c) I have twenty-one (21) days within which to consider this release (although I may choose to voluntarily execute this release earlier); (d) I have seven (7) days following the execution of this release to revoke this Release (in a written revocation sent to the Board of Directors of SpringBig Holdings, Inc.); and (e) this Release will not be effective until the eighth day after I sign this Release, provided that I have not earlier revoked this Release (the “Effective Date”). I will not be entitled to receive any of the benefits specified by this Release or the Agreement unless and until it becomes effective.

In granting the release herein, which includes claims that may be unknown to me at present, I acknowledge that I expressly waive and relinquish any and all rights and benefits under any applicable law or statute providing, in substance, that a general release does not extend to claims which a party does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her would have materially affected the terms of such release.

A-2

The parties hereby mutually agree to the exclusive jurisdiction of the 15th Judicial Circuit Court of the State of Florida or the United States District Court for the Southern District of Florida for any dispute arising hereunder. Accordingly, with respect to any such court action, I (a) submit to the personal jurisdiction of such courts; (b) consent to service of process by regular mail to my last known address; and (c) waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process. If either party hereto commences a legal action or other proceeding against the other party hereto concerning a dispute arising from or relating to this Release outside of Florida, such commencing party will reimburse such other party for its or my reasonable attorneys’ fees, costs and expenses if such other party prevails in staying, transferring, dismissing or otherwise defending such action or proceeding based on the location of the action or proceeding, regardless of whether such fees, costs and expenses are incurred in the forum where such commencing party commenced the action or in a Florida forum.

This Release constitutes the complete, final and exclusive embodiment of the entire agreement between the Employer Group and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Employer Group that is not expressly stated herein. This Release may only be modified by a writing signed by both me and a duly authorized officer of the Employer Group.

A-3

IN WITNESS WHEREOF, the Parties have executed this Release as of ________________.

SPRINGBIG, INC.

By
Name:
Title:

SPRINGBIG HOLDINGS, INC.

By
Name:
Title:

EXECUTIVE

Signature:
Print Name:	Jeffrey Harris

[Signature page to Release]

EXHIBIT B

Nonsolicitation, Nondisclosure and Assignment of Inventions Agreement

NONSOLICITATION, NONDISCLOSURE & ASSIGNMENT OF INVENTIONS AGREEMENT

The undersigned Employee (the “Employee”), executes this Nonsolicitation, Nondisclosure & Assignment of Inventions Agreement (the “Agreement”) in consideration of, and a material inducement for, the Company’s (as defined below) continuing relationship with Employee, whether by employment, contractor, or in advisory or consulting capacities, or otherwise, and in consideration of receiving any form of compensation or benefit from or in the Company, and the entering into of the Executive Employment Agreement (the “Employment Agreement”). Employee understands and agrees that this Agreement shall remain in effect and survive any and all changes in Employee’s job duties, titles and compensation during Employee’s relationship with Company.

Definitions

i.	“Company” shall mean SpringBig, Inc., a Delaware corporation, and any entity controlled by, controlling, or under common control with it, including affiliates and subsidiaries. “Control” for this purpose means the direct or indirect possession of the power to direct or cause the direction of the management and policies of an entity, whether through ownership, by contract or otherwise.

ii.	“Competing Business” shall mean any person, firm, association, corporation or any other legal entity that is engaged in a business that is competitive with any aspect of the Business of the Company.

iii.	“Business of the Company” shall mean the business of providing messaging, customer loyalty management and/or customer experiences in the cannabis industry, including, without limitation, the research, design, development, marketing, sales, operations, maintenance and commercial exploitation pertaining to the operation of, and providing products and services for such business.

iv.	“Confidential Information” shall mean all information or a compilation of information, in any form (tangible or intangible or otherwise), that is not generally known to competitors or the public, which Company considers to be confidential and/or proprietary, including but not limited to: research and development; techniques; methodologies; strategies; product information, designs, prototypes and technical specifications; algorithms, source codes, object codes, trade secrets or technical data; training materials methods; internal policies and procedures; marketing plans and strategies; pricing and cost policies; customer, supplier, vendor and partner lists and accounts; customer and supplier preferences; contract terms and rates; financial data, information, reports, and forecasts; inventions, improvements and other intellectual property; product plans or proposed product plans; know-how; designs, processes or formulas; software and website applications; computer passwords; market or sales information, plans or strategies; business plans, prospects and opportunities (including, but not limited to, possible acquisitions or dispositions of businesses or facilities); information concerning existing or potential customers, partners or vendors. Confidential Information shall also mean information of or related to Company’s current or potential customers, vendors or partners that is considered to be confidential or proprietary to the applicable customer, vendor or partner.

Confidential Information does not include: information in the public domain (other than as a result of disclosure directly or indirectly by Employee); information approved in writing for unrestricted release by Company; information that Employee discovered outside of the course and scope of his employment with Company; or information produced or disclosed pursuant to a valid court order, provided Employee has given Company written notice of such request such that Company has an actual, reasonable opportunity to defend, limit or protect such production or disclosure.

1. Duty of Loyalty. During the period of Employee’s relationship with the Company, Employee will devote Employee’s best efforts on behalf of the Company. Employee agrees not to provide any services to any Competing Business or engage in any conduct which may create an actual or appear to create a conflict of interest, without the expressed, written permission of the Company. Except as expressly provided herein, Employee shall not be prohibited from engaging in the activities set forth on Schedule 1 of the Employment Agreement.

B-2

2. Nonsolicitation of Customers, Clients or Vendors. During the period of Employee’s relationship with the Company and for a period of twelve (12) months after termination of such relationship (for any reason), Employee shall not directly or indirectly, induce or attempt to induce any of the individuals or entities actually known to Employee to be the Company’s customers, clients, vendors or partners, or prospective customers, clients, vendors or partners, to reduce or cease doing business with the Company, Parent or their affiliates, or interfere with the relationship between any such customer, client, vendor, partner or prospective customers and the Company, Parent or any of their affiliate (including making any negative statements or communications concerning the Company, Parent or any of their affiliates).

3. Nonsolicitation of Employees and Contractors. During the period of Employee’s relationship with the Company and for a period of twelve (12) months after termination of such relationship (for any reason), Employee will not directly or indirectly either for him/herself or for any other person, partnership, legal entity, or enterprise: (i) solicit, in person or through supervision or control of others, an employee, advisor, consultant or contractor of the Company for the purpose of inducing or encouraging the employee, advisor, consultant or contractor to leave his or her relationship with the Company or to change an existing business relationship with the Company or to change an existing business relationship to the detriment of the Company, (ii) hire away an employee, advisor, consultant or contractor of the Company; or (iii) help another person or entity hire away a Company employee, advisor, consultant or contractor. Notwithstanding the foregoing, the placement of general advertisements offering employment, other service relationships or activities that are not specifically targeted toward employees, advisors, consultants or contractors of the Company shall not be deemed to be a breach of this Section 3.

4. Nondisclosure of Customer, Partner and Vendor Information. Employee understands and agrees that it is essential to the Company’s success that all nonpublic customer, partner, and vendor information is deemed and treated as Confidential Information and a confidential trade secret. Employee will not, directly or indirectly, either for him/herself or for any other person, partnership, legal entity, or enterprise, use or disclose any such customer, partner, or vendor information that constitutes Confidential Information or a confidential trade secret, except as may be necessary in the normal conduct of the Company’s business for the specific customer, partner, or vendor. Employee agrees that at the end of Employee’s relationship with the Company, or upon request by the Company, Employee will return to the Company any materials containing such Confidential Information or confidential trade secret.

5. Nondisclosure of Confidential Information. All such Confidential Information is (and will be) the exclusive property of the Company, and Employee shall not, during or after Employee’s employment: (i) use any Confidential Information for any purpose that is not authorized by the Company; (ii) disclose any Confidential Information to any person or entity, except as authorized by the Company in connection with Employee’s job duties; or (iii) remove or transfer Confidential Information from the Company’s premises or systems except as authorized by the Company.

Upon termination of Employee’s relationship (for any reason), or upon the request of the Company, Employee will immediately surrender to the Company all Company property in Employee’s possession, custody, or control, including any and all documents, electronic information, and materials of any nature containing any Confidential Information, without retaining any copies.

Employee understands that the Company is now and may hereafter be subject to non-disclosure or confidentiality agreements with third persons that require the Company to protect or refrain from use of Confidential Information. Employee agrees to respect and be bound by the terms of such agreements in the event Employee has access to such Confidential Information.

Employee understands that Confidential Information is never to be used or disclosed by Employee, as provided in this Section 5. If a temporal limitation on Employee’s obligation not to use or disclose such information is required under applicable law, and the Agreement or its restriction(s) cannot otherwise be enforced, Employee agrees and the Company agrees that the five (5) year period after the date Employee’s employment ends (or such longer period as may be permitted under applicable law) will be the temporal limitation relevant to the contested restriction; provided, however, that this sentence will not apply to trade secrets protected without temporal limitation under applicable law.

B-3

Notwithstanding the foregoing or anything to the contrary in this Agreement or any other agreement between the Company and the Employee, nothing in this Agreement shall limit the Employee’s right to discuss Employee’s employment or report possible violations of law or regulation with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, or other federal government agency or similar state or local agency or to discuss the terms and conditions of his employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act or to the extent that such disclosure is protected under the applicable provisions of law or regulation, including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosure. Employee agrees to take all reasonable steps to ensure that the Company’s Confidential Information is not made public during any such disclosure. Pursuant to 18 U.S.C. Section 1833(b), the Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

6. Assignment of Inventions. Employee expressly understands and agrees that any and all right or interest Employee obtains in any designs, trade secrets, technical specifications and technical data, know-how and show-how, customer and vendor lists, marketing plans, pricing policies, inventions, concepts, ideas, expressions, discoveries, improvements and patent or patent rights which are authored, conceived, devised, developed, reduced to practice, or otherwise obtained by him during the term of his employment under the Employment Agreement or at any time prior thereto which relate to or arise out of his employment with the Company and which relate to the business of the Company are expressly regarded as “works for hire” or works invented or authored during the course and scope of employment or engagement, whether as an adviser, consultant, officer, executive, director or other capacity (the “Inventions”). Employee hereby assigns to the Company the sole and exclusive right to such Inventions. Any assignment of Inventions (and all intellectual property rights with respect thereto) hereunder includes an assignment of all “Moral Rights” (which shall mean all paternity, integrity, disclosure, withdrawal, special and any other similar rights recognized by the laws of any jurisdiction or country). To the extent such Moral Rights cannot be assigned to the Company and to the extent the following is allowed by the laws in any country where Moral Rights exist, Employee hereby unconditionally and irrevocably waives the enforcement of such Moral Rights, and all claims and causes of action of any kind against the Company or related to the Company’s customers, with respect to such rights. Employee further acknowledges and agrees that neither his successors-in-interest nor legal heirs retain any Moral Rights in any Inventions (and any intellectual property rights with respect thereto).

Employee agrees to disclose all Inventions fully and in writing to the Company promptly after development, conception, invention, creation or discovery of the same, and at any time upon request. Employee will provide all assistance that the Company reasonably requests to secure or enforce its rights throughout the world with respect to Inventions, including signing all necessary documents to memorialize those rights and take any other action which the Company shall deem necessary to assign to and vest completely in the Company, to perfect trademark, copyright and patent protection with respect to, or to otherwise protect the Company’s trade secrets and proprietary interest in such Inventions. The obligations of this Section shall continue beyond the termination of Employee’s relationship with respect to such Inventions conceived of, reduced to practice, or developed by the Employee during the term of this Agreement. The Company agrees to pay any and all copyright, trademark and patent fees and expenses or other costs incurred by Employee for any assistance rendered to the Company pursuant to this Section.

In the event the Company is unable, after reasonable effort, to secure Employee’s signature on any patent application, copyright or trademark registration or other analogous protection relating to an Invention, the Employee hereby irrevocably designates and appoints the Company and its duly authorized officer and agent as his agent and attorney-in-fact, to act for and on his behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or other analogous protection thereon with the same legal force and effect as if executed by the Employee.

In Attachment A to this Agreement, Employee has listed all Inventions that relate to the business of the Company that Employee (alone or jointly with others) made, conceived, or first reduced to practice by Employee prior to Employee’s execution of this Agreement, and in which Employee has any property interest or claim of ownership. If no such Inventions are listed in said Attachment, Employee represents that Employee has no such Inventions.

To the extent Employee is a citizen of and subject to law of a state which provides a limitation on invention assignments, then this Agreement’s assignment shall not include inventions excluded under such law.

Notwithstanding anything to the contrary in this Section 6, this Section 6 shall not apply to inventions that the Employee develops entirely on his own time without using the Company’s equipment, supplies, facilities, or trade secret information, except to the extent such inventions (a) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (b) result from any work performed by the Employee for the Company.

B-4

7. Absence of Conflicting Agreements. Employee understands that the Company does not desire to acquire from Employee any trade secrets, know-how or confidential business information that Employee may have acquired from others, and Employee agrees not to disclose any such information to the Company or otherwise utilize any such information in connection with Employee’s performance of duties with the Company. Employee represents that Employee is not bound by any agreement or any other existing or previous business relationship which purports to conflict or impact the full performance of Employee’s duties and obligations to the Company.

8. Remedies Upon Breach. Employee agrees that any action that violates this Agreement would cause the Company irreparable harm for which monetary damages are inadequate. Accordingly, in the event of a breach, or threatened breach, the Company shall be entitled to an injunction restraining such breach or threatened breach, or requiring specific performance, in addition to any and all rights and remedies at law and equity. The Company shall not be obligated to present additional evidence of irreparable harm or the insufficiency of monetary damages and, to the extent permitted by law or under applicable court rule, does not need to post a bond or other surety. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedy available to the Company for such breach or threatened breach.

9. Jurisdiction, Venue and Choice of Law. The parties hereby mutually agree to the exclusive jurisdiction of the 15th Judicial Circuit Court of the State of Florida or the United States District Court for the Southern District of Florida for any dispute arising hereunder. Accordingly, with respect to any such court action, Employee (a) submits to the personal jurisdiction of such courts; (b) consents to service of process by regular mail to his last known address; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process. If either party hereto commences a legal action or other proceeding against the other party concerning a dispute arising from or relating to this Agreement outside of Florida, such commencing party shall reimburse such other party for its or his reasonable attorneys’ fees, costs and expenses if such other party prevails in staying, transferring, dismissing or otherwise defending such action or proceeding based on the location of the action or proceeding, regardless of whether such fees, costs and expenses are incurred in the forum where such commencing party commenced the action or in a Florida forum. This Agreement shall be governed by the internal substantive laws of Florida, without regard to the doctrine of conflicts of law.

10. Employment Relationship. Employee agrees and acknowledges that Employee is an employee “at will” and nothing in this Agreement is intended to guarantee employment for any period of time. The parties enter this Agreement with the understanding that Employee’s position, title, duties and responsibilities could change in a material way in the future and, in light of that understanding, the parties intend that this Agreement shall follow Employee throughout the entire course of Employee’s employment with the Company (and thereafter), and such subsequent material change shall not affect the enforceability or validity of this Agreement.

11. Return of Property. Employee agrees that, within ten (10) days of the time of termination of Employee’s employment (for any reason), Employee will return immediately to the Company, in good condition, all property of the Company. This return of property includes, without limitation, a return of physical property (such as computer, phone or other mobile devices, credit card, promotional materials, etc.) and intangible property (such as computer passwords).

12. Litigation and Regulatory Cooperation. During and after the Employee’s relationship with the Company, Employee shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company by/against third parties that relate to events or occurrences that transpired while the Employee was employed by the Company. Employee’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness at mutually convenient times. During and after the Employee’s employment, Employee also shall cooperate fully with the Company in connection with any investigation or review of any federal, state, or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Employee was employed by the Company, unless such claim is brought by Employee. As consideration for the Employee’s services under this Section 12, the Company shall remit to Employee, as agreed between the parties in advance, (a) reasonable expenses related to such cooperation, and (b) an hourly rate equal to Employee’s last base salary divided by 2,000.

13. Communication to Future Employers. Employee agrees to communicate the contents of all post-relationship obligations in this Agreement to any Competing Business that Employee intends to be employed by, associated with, or represent. Employee understands and agrees that the Company may, in its discretion, also share any post-employment obligation set out in this Agreement with any future employer or potential employer of Employee, or any entity which seeks to be associated with Employee for Employee’s services.

B-5

14. Miscellaneous. Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach hereof. If a court determines that one or more of the provisions contained in this Agreement shall be invalid or unenforceable, such court shall construe, reform or otherwise revise such provision(s) so as to render it/them enforceable to the maximum extent allowed by law, without invalidating the remaining provisions of this Agreement. The obligations of each party hereto under this Agreement shall survive the termination of the Employee’s relationship with the Company regardless of the manner of such termination to the extent expressly provided in, or logically would be expected under, this Agreement. All covenants and agreements hereunder shall inure to the benefit of and be enforceable by the successors of the Company. This Agreement amends, supplants and supersedes any agreement previously executed between the parties regarding the subject matter of this Agreement.

Employee recognizes and agrees that the enforcement of this Agreement is necessary, among other things, to ensure the preservation, protection and continuity of Confidential Information, trade secrets and goodwill of the Company. Employee agrees that, due to the proprietary nature of the Business of the Company and relationships with others, the post-employment restrictions set forth above are reasonable as to duration and scope.

Employee is advised to consult with an attorney before entering into this Agreement.

[SIGNATURE PAGE TO FOLLOW]

B-6

IN WITNESS WHEREOF, the undersigned Employee and the Company have executed this Nonsolicitation, Nondisclosure and Assignment of Inventions Agreement as an instrument under seal as of this 8th day of November, 2021.

SpringBig Inc.		Employee

/s/ Paul Sykes		/s/ Jeffrey Harris
By:	Paul Sykes	Name:	Jeffrey Harris
Title:	Chief Financial Officer

NONSOLICITATION, NONDISCLOSURE & ASSIGNMENT OF INVENTIONS AGREEMENT

Attachment A

List of all inventions or improvements (referred to in Section 6) made by Employee, alone or jointly with others, prior to the execution of the Nonsolicitation, Nondisclosure & Assignment of Inventions Agreement.

Right, Title or Interest	Date Acquired	Identifying Number or Brief Description of Inventions or Improvements
(If none, please write “NONE”.)

NONE

Name of Employee:

Jeffrey Harris
Print

/s/ Jeffrey Harris
Sign

11/8/21
Date

EXHIBIT C

Noncompetition Covenant

NONCOMPETITION COVENANT

(a)	During the period of your relationship with Company, you, Jeffrey Harris (hereinafter “you”) agree to not, anywhere within the Restricted Area (defined below), acting individually, or as an owner, shareholder, partner, employee, contractor, agent or otherwise (other than on behalf of Company): provide services to a Competing Business (defined below). For a period of twelve (12) months following termination of your relationship with Company (for any reason), you agree to not, anywhere within the Restricted Area, acting individually, or as an owner, shareholder, partner, employee, contractor, agent or otherwise (other than on behalf of Company): directly or indirectly, provide services to a Competing Business that relate to any aspect of the Business of the Company (i.e., providing messaging and customer experiences in the cannabis industry) for which you performed services or received Confidential Information at any time. The foregoing shall not be construed to preclude you from: (i) owning up to one percent (1%) of the outstanding stock of a publicly held corporation that constitutes or is affiliated with a Competing Business; (ii) becoming a passive shareholder, partner, employee or member of a private equity, venture capital or other investment firm; or (iii) continuing the activities set forth on Schedule 1 of the Employment Agreement. The foregoing shall, however, be construed to specifically prevent you from (x) acting individually, or as an owner, shareholder, partner, employee, contractor, agent or otherwise (other than on behalf of Company) anywhere within the Restricted Area, during the period of your relationship with the Company and for a period of twelve (12) months following termination of your relationship with Company (for any reason other than referenced below in section (b)), and (y) providing services that relate to any aspect of the Business of the Company for any private equity, venture capital or other investment firm that owns or controls a Competing Business; provided that you may work for a division, entity or subgroup of any companies that engage in a Competing Business (a “Separate BU”) so long as such Separate BU does not engage in any Competing Business and you do not provide any service, investment advice or consulting related service to any Competing Business. To the extent that you act individually, or as an owner, shareholder, partner, employee, contractor, agent or otherwise and provide services unrelated to the Business of the Company for any Separate BU or private equity, venture capital or other investment firm at any time during such twelve (12) month period, you agree to institute an ethical screen that prevents your access to communications, information and participation in all services related to the Business of the Company.

You and the Company agree that the opportunity for post-employment benefits and compensation set forth in the Executive Employment Agreement dated November 8, 2021 (the “Employment Agreement”) constitute mutually-agreed upon consideration for this Noncompetition Covenant, and is fair and reasonable consideration for this Noncompetition Covenant, in addition to continued employment and other benefits received. Such consideration is specifically designated and you acknowledge the receipt and sufficiency of the consideration.

i.	“Company” shall mean any entity controlled by, controlling, or under common control with SpringBig, Inc., a Delaware corporation, including affiliates and subsidiaries. Control means the direct or indirect possession of the power to direct or cause the direction of the management and policies of an entity, whether through ownership, by contract or otherwise.

ii.	“Restricted Area” shall mean the entire United States since the Business of the Company encompasses the entire United States, of which you acknowledge and agree.

iii.	“Competing Business” shall mean any person, firm, association, corporation or any other legal entity that is engaged in a business that is competitive with any aspect of the Business of the Company.

C-2

iv.	“Business of the Company” shall mean providing messaging, customer loyalty management and/or and customer experiences in the cannabis industry, including, without limitation, the research, design, development, marketing, sales, operations, maintenance and commercial exploitation pertaining to the operation of, and providing products and services for such business.

v.	“Confidential Information” shall mean all information or a compilation of information, in any form (tangible or intangible or otherwise), that is not generally known to competitors or the public, which Company considers to be confidential and/or proprietary, including but not limited to: research and development; techniques; methodologies; strategies; product information, designs, prototypes and technical specifications; algorithms, source codes, object codes, trade secrets or technical data; training materials methods; internal policies and procedures; marketing plans and strategies; pricing and cost policies; customer, supplier, vendor and partner lists and accounts; customer and supplier preferences; contract terms and rates; financial data, information, reports, and forecasts; inventions, improvements and other intellectual property; product plans or proposed product plans; know-how; designs, processes or formulas; software and website applications; computer passwords; market or sales information, plans or strategies; business plans, prospects and opportunities (including, but not limited to, possible acquisitions or dispositions of businesses or facilities); information concerning existing or potential customers, partners or vendors. Confidential Information shall also mean information of or related to Company’s current or potential customers, vendors or partners that is considered to be confidential or proprietary to the applicable customer, vendor or partner.

Confidential Information does not include: information in the public domain (other than as a result of disclosure by you); approved in writing for unrestricted release by Company; information that Employee discovered outside of the course and scope of his employment with Company; or produced or disclosed pursuant to a valid court order, provided you have given Company written notice of such request such that Company has an actual, reasonable opportunity to defend, limit or protect such production or disclosure.

(b)	You agree to communicate the contents of all post-relationship obligations in this Noncompetition Covenant to any Competing Business that you intend to be employed by, associated with, or represent. You understand and agree that the Company may, in its discretion, also share any post-relationship obligation in this Noncompetition Covenant with any future (or potential) employer or association that is a Competing Business that seeks to be associated with you or employ you for your services.

(c)	You agree that the enforcement of the Noncompetition Covenant is necessary, among other things, to ensure the preservation, protection and continuity of the Company’s Confidential Information, trade secrets and goodwill of the Company. You agree that, due to the proprietary nature of the Business of the Company and relationships with others, the post-employment restrictions set forth above are reasonable as to duration and scope.

(d)	You agree that any action that violates this Noncompetition Covenant would cause the Company irreparable harm for which monetary damages are inadequate. Accordingly, in the event of a breach, or threatened breach, of this Noncompetition Covenant, the Company shall be entitled to an injunction restraining such breach or threatened breach, or requiring specific performance, in addition to any and all rights and remedies at law and equity. The Company shall not be obligated to present additional evidence of irreparable harm or the insufficiency of monetary damages and, to the extent permitted by law or under applicable court rule, does not need to post a bond or other surety. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedy available to the Company for such breach or threatened breach.

C-3

(e)	You and the Company hereby mutually agree to the exclusive jurisdiction of the 15th Judicial Circuit Court of the State of Florida or the United States District Court for the Southern District of Florida for any dispute arising hereunder. Accordingly, with respect to any such court action, you (a) submit to the personal jurisdiction of such courts; (b) consent to service of process by regular mail to your last known address; and (c) waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process. If either party hereto commences a legal action or other proceeding against the other party hereto concerning a dispute arising from or relating to this Noncompetition Covenant outside of Florida, such commencing party shall reimburse such other party for its or his reasonable attorneys’ fees, costs and expenses if such other party prevails in staying, transferring, dismissing or otherwise defending such action or proceeding based on the location of the action or proceeding, regardless of whether such fees, costs and expenses are incurred in the forum where such commencing party commenced the action or in a Florida forum. This Noncompetition Covenant shall be governed by the internal substantive laws of Florida, without regard to the doctrine of conflicts of law.

(f)	The failure of you or Company to insist upon strict performance of this Noncompetition Covenant irrespective of the length of time for which such failure continues, shall not be a waiver of such party’s rights herein. No term or provision of this Noncompetition Covenant may be waived unless such waiver is in writing.

(g)	If a court determines that one or more of the provisions contained in this Noncompetition Covenant shall be invalid or unenforceable, such court shall construe, reform or otherwise revise such provision(s) so as to render it/them enforceable to the maximum extent allowed by law, without invalidating the remaining provisions of this Noncompetition Covenant.

(h)	Your obligations under this Noncompetition Covenant shall survive the termination of your relationship with the Company regardless of the manner of such termination.

(i)	The rights granted to the Company under the Noncompetition Covenant shall inure to the benefit of, and be enforceable by, the successors or assigns of Company.

(j)	The parties agree that you are employed “at will” and nothing in this Noncompetition Covenant is intended to guarantee employment for any period of time. Even though the nature of your relationship with the Company is as an “at will” employee, the parties enter this Noncompetition Covenant with the understanding that your position, title, duties and responsibilities could change in a material way in the future and, in light of that understanding, the parties intend that this Noncompetition Covenant shall follow you throughout the entire course of your employment with the Company, and such subsequent material change shall not affect the enforceability or validity of this Noncompetition Covenant.

C-4

SpringBig Inc.		Employee

/s/ Paul Sykes		/s/ Jeffrey Harris
By:	Paul Sykes	Name:	Jeffrey Harris
Title:	Chief Financial Officer

EXHIBIT D

Consulting Agreement

January 15, 2025

Dear Mr. Harris,

This letter agreement (this “Agreement”) sets forth the terms and conditions whereby you agree to provide certain services (as described in Schedule 1) to SpringBig, Inc., a Delaware corporation (the “Company”).

1. SERVICES.

1.1 The Company hereby engages you, and you hereby accept such engagement, as an independent contractor to provide certain services to the Company on the terms and conditions set forth in this Agreement.

1.2 You shall provide to the Company the services set forth in Schedule 1 (the “Services”).

1.3 The Company does not and shall not control or direct the manner or means by which you perform the Services, including but not limited to the time and place you perform the Services.

1.4 As set forth in Schedule 1, the Company shall provide you with access to the extent necessary for the performance of the Services. Unless otherwise specified in Schedule 1, you shall furnish, at your own expense, the materials, equipment, and other resources necessary to perform the Services.

1.5 You shall comply with all rules and procedures communicated to you in writing by the Company, including those related to safety, security, and confidentiality.

2. TERM. The term of this Agreement shall commence on the first day after the Separation Date (as defined in the Separation and Release of Claims Agreement to which this Agreement is attached) and shall continue for a period of 12 months, unless earlier terminated in accordance with Section 10 (the “Term”). Any extension of the Term will be subject to mutual written agreement between you and the Company (referred to collectively as the “Parties”).

3. FEES AND EXPENSES.

3.1 As full compensation for the Services and the rights granted to the Company in this Agreement, the Company shall pay you a fixed fee of $450,000 (the “Fees”), payable in monthly installments of $25,000 no later than the 15th day of each month, starting the fifteenth day of the first calendar month after which the Term commences and concluding on the fifteenth day of the eighteenth (18th) calendar month after which the Term commences, for which you acknowledge that you will receive an IRS Form 1099 from the Company, and that you shall be solely responsible for all federal, state, and local taxes, as set out in Section 4.2.

3.2 If the Company requests that you travel to perform the Services, then the Company shall reimburse you for any reasonable travel or other costs or expenses incurred by you in connection with such travel; provided, that you have submitted a written estimate of such costs or expenses to the Company for approval prior to any such travel. Otherwise, you are solely responsible for any travel or other costs or expenses incurred by you in connection with the performance of the Services, and in no event shall the Company reimburse you for any such costs or expenses.

4. RELATIONSHIP OF THE PARTIES.

4.1 You are an independent contractor of the Company, and this Agreement shall not be construed to create any association, partnership, joint venture, employment, or agency relationship between you and the Company for any purpose. You have no authority (and shall not hold yourself out as having authority) to bind the Company and you shall not make any agreements or representations on the Company’s behalf without the Company’s prior written consent.

4.2 Without limiting Section 4.1, you will not be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits, or any other fringe benefits or benefit plans offered by the Company to its employees, and the Company will not be responsible for withholding or paying any income, payroll, Social Security, or other federal, state, or local taxes, making any insurance contributions, including for unemployment or disability, or obtaining workers’ compensation insurance on your behalf. You shall be responsible for, and shall indemnify the Company against, all such taxes or contributions, including penalties and interest. Any persons employed or engaged by you in connection with the performance of the Services shall be your employees or contractors and you shall be fully responsible for them and indemnify the Company against any claims made by or on behalf of any such employee or contractor.

5. INTELLECTUAL PROPERTY RIGHTS.

5.1 All documents, work product, and other materials that are delivered under this Agreement (collectively, the “Deliverables”) and all other writings, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, and materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, modified, conceived, or reduced to practice in the course of performing the Services or other work performed in connection with the Services or this Agreement (collectively, and including the Deliverables, “Work Product”), and all patents, copyrights, trademarks (together with the goodwill symbolized thereby), trade secrets, know-how, and other confidential or proprietary information, and other intellectual property rights (collectively “Intellectual Property Rights”) therein, shall be owned exclusively by the Company. You acknowledge and agree that any and all Work Product that may qualify as “work made for hire” as defined in the Copyright Act of 1976 (17 U.S.C. § 101) is hereby deemed “work made for hire” for the Company and all copyrights therein shall automatically and immediately vest in the Company. To the extent that any Work Product does not constitute “work made for hire,” you hereby irrevocably assign to the Company and its successors and assigns, for no additional consideration, your entire right, title, and interest in and to the Work Product and all Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof.

5.2 To the extent any copyrights are assigned under this Section 5, you hereby irrevocably waive in favor of the Company, to the extent permitted by applicable law, any and all claims you may now or hereafter have in any jurisdiction to all rights of paternity or attribution, integrity, disclosure, and withdrawal and any other rights that may be known as “moral rights” in relation to all Work Product to which the assigned copyrights apply.

5.3 You shall make full and prompt written disclosure to the Company of any inventions that constitute Work Product, whether or not such inventions are patentable or protected as trade secrets. You shall not disclose to any third party the nature or details of any such inventions or processes without the prior written consent of the Company. Any patent application for or application for registration of any Intellectual Property Rights in any Work Product that you may file during the Term or at any time thereafter will belong to the Company, and you hereby irrevocably assign to the Company, for no additional consideration, your entire right, title, and interest in and to such application, all Intellectual Property Rights disclosed or claimed therein, and any patent or registration issuing or resulting therefrom.

5.4 Upon the request of the Company, during and after the Term, you shall promptly take such further actions, including execution and delivery of all appropriate instruments of conveyance, and provide such further cooperation, as may be reasonably necessary to assist the Company to apply for, prosecute, register, maintain, perfect, record, or enforce its rights in any Work Product and all Intellectual Property Rights therein. In the event the Company is unable, after reasonable effort, to obtain your signature on any such documents, you hereby irrevocably designate and appoint the Company as your agent and attorney-in-fact, to act for and on your behalf solely to execute and file any such application or other document and do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, or other intellectual property protection related to the Work Product with the same legal force and effect as if you had executed them. You agree that this power of attorney is coupled with an interest.

5.5 As between you and the Company, the Company is, and will remain, the sole and exclusive owner of all right, title, and interest in and to any documents, specifications, data, know-how, methodologies, software, and other materials provided to you by the Company (“Company Materials”), and all Intellectual Property Rights therein. You have no right or license to reproduce or use any Company Materials except solely during the Term to the extent necessary to perform your obligations under this Agreement. All other rights in and to the Company Materials are expressly reserved by the Company. You have no right or license to use the Company’s trademarks, service marks, trade names, logos, symbols, or brand names.

6. REPRESENTATIONS AND WARRANTIES.

6.1 You represent and warrant to the Company that:

(a) you have the right to enter into this Agreement, to grant the rights granted herein and to perform fully all of your obligations in this Agreement;

(b) your entering into this Agreement with the Company and your performance of the Services do not and will not conflict with or result in any breach or default under any other agreement to which you are subject; and

(c) you shall perform the Services in compliance with all applicable federal, state, and local laws and regulations.

6.2 The Company hereby represents and warrants to you that:

(a) it has the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder; and

(b) the execution of this Agreement by its representative whose signature is set forth at the end of this Agreement has been duly authorized by all necessary corporate action.

7. INDEMNIFICATION.

7.1 You shall defend, indemnify, and hold harmless the Company and its affiliates and their officers, directors, employees, agents, successors, and assigns from and against all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind (including reasonable attorneys’ fees) arising out of or resulting from your breach of any representation, warranty, or obligation under this Agreement.

7.2 The Company may satisfy such indemnity (in whole or in part) by way of deduction from any payment due to you.

8. TERMINATION.

8.1 The Company may terminate this Agreement for Cause, effective immediately upon written notice to you. Upon termination for Cause, the Company shall no longer be obligated to make any payments to you pursuant to Section 3. “Cause” shall mean the Company’s termination of the Agreement as a result of: (i) fraud, embezzlement, willful misconduct, or an act of dishonesty by you in connection with or relating to your relationship with the Company or any of its affiliates; (ii) theft or misappropriation of Company property, information or other assets by you, (iii) other conduct which results in or could reasonably be expected to result in material loss, damage or injury to the Company and/or its affiliates, their goodwill, business or reputation; (iv) your conviction, guilty plea, no contest plea, or similar plea for any felony or any crime of moral turpitude, or any other crime that results in or could reasonably be expected to result in material loss, damage or injury to the Company and its affiliates, their goodwill, business or reputation; or (v) your material breach of any of your obligations under this Agreement.

8.2 Upon expiration or termination of this Agreement for any reason, you shall promptly after such expiration or termination deliver to the Company all materials, equipment, and other property provided for your use by the Company and certify in writing to the Company that you have complied with the requirements of this clause.

8.3 The terms and conditions of this clause and Section 4, Section 5, Section 6, Section 7, Section 10 and Section 11 shall survive the expiration or termination of this Agreement.

9. ASSIGNMENT. You shall not assign any rights, or delegate or subcontract any obligations, under this Agreement without the Company’s prior written consent. Any assignment in violation of the foregoing shall be deemed null and void. The Company may freely assign its rights and obligations under this Agreement at any time. Subject to the limits on assignment stated above, this Agreement will inure to the benefit of, be binding on, and be enforceable against each of the Parties hereto and their respective successors and assigns.

10. GOVERNING LAW; ARBITRATION. This Agreement, the rights and obligations of the parties hereto, and all claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Florida, without regard to the choice of law provisions thereof. Any dispute arising from this Agreement, including but not limited to claims for wrongful termination; violation of Title VII of the Civil Rights Act of 1964 as amended; violations of the Americans with Disabilities Act of 1990; violations of Florida law; or claims for violations of any state law or rule or regulation regarding discrimination, harassment or other wrongful conduct (collectively, “Covered Claims”), shall be decided solely and exclusively in a final and binding arbitration administered by the JAMS in Miami, Florida, in accordance with the JAMS Employment Arbitration Rules in effect at the time of the filing of the demand for arbitration (the “Rules”), a copy of which is available at http://www.jamsadr.com/rules- employment-arbitration/. The arbitrator shall be a single arbitrator with expertise in employment disputes, mutually selected by the parties, or, if the parties are unable to agree thereon, a single arbitrator with expertise in employment disputes designated by the Miami office of JAMS. The arbitrator shall have the authority to award all remedies available in a court of law. The parties acknowledge and agree that their obligations to arbitrate under this Section survive the termination of the Agreement and continue after the termination of the employment relationship between you and the Company. By agreeing to arbitrate disputes arising out of this Agreement, you and the Company voluntarily and irrevocably waive any and all rights to have any such dispute heard or resolved in any forum other than through arbitration as provided herein. This waiver specifically includes, but is not limited to, any right to trial by jury. All arbitration proceedings hereunder shall be confidential, except: (a) to the extent the parties otherwise agree in writing; (b) as may be otherwise appropriate in response to a request from a government agency, subpoena, or legal process; (c) if the substantive law of the State of Florida (without giving effect to choice of law principles) provides to the contrary; or (d) as is necessary in a court proceeding to enforce, correct, modify or vacate the arbitrator’s award or decision (and in the case of this subpart (d), the parties agree to take all reasonable steps to ensure that the arbitrator’s award, decision or findings and all other documents, pleadings and papers are filed and/or entered with the court under seal and/or in a manner that would maintain their confidentiality, including, without limitation, complying with all rules of procedure and local rules for filing documents, pleadings and papers under seal).

11. MISCELLANEOUS.

11.1 All notices under this Agreement must be given in writing by personal delivery, regular mail or email at the addresses indicated in this Agreement or any other address designated in writing by either Party.

Notice to Employer Group:

SpringBig Holdings, Inc.

Attn: Board of Directors

621 NW 53rd St, Suite 500

Boca Raton, FL 33487

with a copy (which shall not constitute notice) to:

Benesch Friedlander Coplan & Aronoff LLP

1155 Avenue of the Americas, Floor 26

New York, NY 10036

Attention: Aslam A. Rawoof

Email: arawoof@beneschlaw.com

Notice to the Executive:

Jeffrey Harris

Address on file with the Company

with a copy (which shall not constitute notice) to:

Shapiro, Blasi, Wasserman & Hermann, P.A.

7777 Glades Road, Suite 400

Boca Raton, FL 33434

Attention: Adam C. Chotiner

Email: achotiner@sbwh.law

11.2 This Agreement and related schedule, constitutes the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

11.3 This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto, and any of the terms thereof may be waived, only by a written document signed by each party to this Agreement or, in the case of waiver, by the party or parties waiving compliance.

11.4 If any provision of this Agreement is found by a court or arbitral authority of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, or enforceable only if modified, such finding shall not affect the validity of the remainder of this Agreement, which shall remain in full force and effect and continue to be binding on the Parties. The Parties further agree that any such court or arbitral authority is expressly authorized to modify any such invalid, illegal, or unenforceable provision of this Agreement instead of severing the provision from this Agreement in its entirety, whether by rewriting, deleting, or adding to the offending provision, or by making such other modifications as it deems necessary to carry out the intent and agreement of the Parties as embodied in this Agreement to the maximum extent permitted by law. Any such modification shall become a part of and treated as though originally set forth in this Agreement. If such provision or provisions are not modified, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth in it. The Parties expressly agree that this Agreement as so modified by the court or arbitral authority shall be binding on and enforceable against each of them.

11.5 The Parties may execute this Agreement in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile, email in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document has the same effect as delivery of an executed original of this Agreement.

If this letter accurately sets forth our understanding, kindly execute the enclosed copy of this letter and return it to the undersigned.

SCHEDULE 1

1. SERVICES: Mr. Harris will make himself available to the Board of Directors and senior management team of SpringBig Holdings, Inc. to help with questions and issues that may arise, to help with key clients and prospect issues as needed, to help the Company with strategic planning and to be a constructive team player and collaborator to help in the Company’s success.

2. ACCESS PROVIDED BY COMPANY: Access to Company email account and Slack messaging. No access to any other Company materials, information or systems or Company premises (including any of the Company’s offices) without the Company’s prior written consent.

Very truly yours,
SpringBig, Inc.

BY:	/s/ Paul Sykes
(signature)
Name:	Paul Sykes
(printed name)
Title:	Chief Financial Officer

ACCEPTED AND AGREED:

BY:	/s/ Jeffrey Harris
(signature)
Name:	Jeffrey Harris
(printed name)
Date:	1/15/2025

[Signature page to Consulting Agreement]

Exhibit 10.2

Separation and Release of Claims Agreement

This Separation and Release of Claims Agreement (“Agreement”) is entered into by and between SpringBig, Inc., a Delaware corporation (the “Employer”), on behalf of itself, its parents, subsidiaries, and other corporate affiliates, and each of their respective present and former employees, officers, directors, owners, shareholders, and agents, individually and in their official capacities (collectively referred to as the “Employer Group”), and Paul Sykes, a Florida resident (the “Executive”) (the Employer and the Executive are collectively referred to as the “Parties”) as of January 15, 2025 (the “Execution Date”).

The Employer and Executive are parties to the following agreements: the Executive Employment Agreement, dated as of November 8, 2021 (the “Employment Agreement”); the Nonsolicitation, Nondisclosure and Assignment of Inventions Agreement, dated as of November 8, 2021 (the “Nonsolicitation, Nondisclosure and Assignment of Inventions Agreement”); and the Noncompetition Covenant, dated as of November 8, 2021 (the “Noncompetition Covenant” and, together with the Employment Agreement and the Nonsolicitation, Nondisclosure and Assignment of Inventions Agreement, the “Prior Agreements”).

The Executive’s last day of employment with the Employer will be June 14, 2025 (the “Separation Date”). After the Separation Date, the Executive will not represent that the Executive is an employee, officer, attorney, agent, or representative of the Employer Group for any purpose. Except as otherwise set forth in this Agreement, the Separation Date will be the employment termination date for the Executive for all purposes, meaning the Executive is not entitled to any further compensation, monies, or other benefits from the Employer Group, including coverage under any benefit plans or programs sponsored by the Employer Group, as of the Separation Date.

1. Return of Property. On or before the Separation Date, the Executive must return all Employer Group property, including identification cards or badges, access codes or devices, keys, laptops, computers, telephones, mobile phones, hand-held electronic devices, credit cards, electronically stored documents or files and storage devices, physical files, and any other Employer Group property in the Executive’s possession. The Executive further acknowledges and agrees that as of the Separation Date, the Executive will no longer have access to and will not claim ownership of any of the Employer Group’s cloud storage or social media accounts.

2. Executive Representations. The Executive specifically represents, warrants, and confirms that the Executive:

(a) has not filed any complaints or lawsuits against the Employer Group with any state or federal court or arbitration forum before executing this Agreement (for the avoidance of doubt, this representation does not include, and the Executive is not required to disclose to the Employer, any claims, complaints, or communications to the Securities and Exchange Commission (“SEC”), the National Labor Relations Board (“NLRB”), the Equal Employment Opportunity Commission (“EEOC”), the Occupational Safety and Health Administration (“OSHA”), or any other federal, state, or local governmental regulatory or law enforcement agency (“Government Agencies”));

(b) has not made any claims or allegations to the Employer Group related to sexual harassment, sex discrimination, or sexual assault or abuse, and that none of the payments set forth in this Agreement are related to any such claims or allegations;

(c) has been properly paid for all hours worked for the Employer Group; and (d) has received all salary, wages, commissions, bonuses, and other compensation due to the Executive, through and including the Execution Date.

3. Separation Benefits. As consideration for the Executive’s execution of, non- revocation of and compliance with this Agreement, including the Executive’s waiver and release of claims in Section 4 and other post-termination obligations, and the Executive’s execution and non-revocation of the attached Exhibit A to Separation and Release Agreement after the Separation Date, the Employer Group agrees to provide the following benefits to which the Executive is not otherwise entitled:

(a) Prior to the Separation Date, the Executive will be paid the annualized base salary of $364,000 in accordance with the Employer Group’s standard practices.

(b) Following the Separation Date, the Employer Group agrees to pay the Executive an aggregate bonus of $227,500.05, payable in semimonthly installments of $15,166.67 on or promptly following the Employer Group’s standard U.S. payroll dates, commencing on the Employer Group’s first standard U.S. payroll date following the Separation Date and concluding on the Employer Group’s 15th standard U.S. payroll date following the Separation Date.

(c) On the Separation Date, SpringBig Holdings, Inc. pursuant to its 2022 Long-Term Incentive Plan shall accelerate the vesting of 86,667 restricted stock units comprising (i) all of the remaining unvested 15,000 restricted stock units that were originally scheduled to vest on the third anniversary of the date of the grant, as reported in Column 9 of Table II of the Executive’s Form 4 filed with the SEC on July 9, 2024 and (ii) 71,667 restricted stock units that were originally scheduled to vest on the second anniversary of the date of the grant, as reported in Column 4 of Table I of the Executive’s Form 4 filed with the SEC on June 28, 2023.

(d) If the Executive timely and properly elects COBRA continuation coverage under the Employer Group’s health plan (the “Plan”), the Executive may be permitted to continue participation in the Plan under COBRA by continuing to pay premiums to the Employer or COBRA Administrator, as applicable, at the contribution level in effect for active employees until the earliest of: (i) the expiration of twelve months following the Separation Date; (ii) the date the Executive becomes covered under another employer’s health plan; or (iii) the expiration of the maximum COBRA continuation coverage period for which the Executive is eligible under federal law; provided, that the Employer agrees to contribute up to $1,228.93 per month toward such premiums until the earliest of the occurrence of clause (i), (ii) and (iii) of this Section 3(d). At the end of this period, the Executive shall be eligible to continue coverage, pursuant to COBRA, and shall be responsible for the entire COBRA premium for the remainder of the applicable COBRA continuation period.

The Executive understands, acknowledges, and agrees that these benefits exceed what the Executive is otherwise entitled to receive on separation from employment, and that these benefits are being given as consideration in exchange for executing this Agreement, including the general release and restrictive covenants contained in it. The Executive further acknowledges that the Executive is not entitled to any additional payment or consideration not specifically referenced in this Agreement. Nothing in this Agreement shall be deemed or construed as an express or implied policy or practice of the Employer Group to provide these or other benefits to any individuals other than the Executive.

2

4. Conditions.

(a) In exchange for the consideration provided in this Agreement, the Executive hereby agrees to execute and deliver a release, substantially in the form set forth as Exhibit A, effective and dated as of the Separation Date, and such execution and delivery shall be a condition precedent to the Employer Group’s obligations under this Agreement as of and following the Separation Date (including, but not limited to, any further compensation, monies, or other benefits from the Employer Group, including coverage under any benefit plans or programs sponsored by the Employer Group).

(b) In exchange for the consideration provided in this Agreement, the Executive hereby agrees to take all reasonable actions necessary to enable SpringBig Holdings, Inc. to complete the audit of its 2024 financial statements, file with the SEC its Annual Report on Form 10-K for the year ended December 31, 2024 and hold its annual meeting of shareholders, in each case, on or prior to March 31, 2025.

5. Post-Termination Obligations and Restrictive Covenants.

(a) Nonsolicitation, Nondisclosure and Assignment of Inventions.

(i) The Executive acknowledges, confirms and agrees that the Nonsolicitation, Nondisclosure and Assignment of Inventions Agreement, attached hereto as Exhibit B, remains in full force and effect as of the Execution Date, and that the Separation Date shall be deemed to be the termination of the relationship between the Employer and the Executive for all purposes pursuant to such agreement, including but not limited to Sections 2, 3 and 5 thereof; provided that the sentence in Clause (iii) in which the term “Business of the Company” is defined shall be amended and restated in its entirety to read as follows:

“Business of the Company” shall mean the business of providing messaging, customer loyalty management and/or customer experiences in the cannabis and gaming industries, including, without limitation, the research, design, development, marketing, sales, operations, maintenance and commercial exploitation pertaining to the operation of, and providing products and services for such business.

(ii) Except as explicitly contemplated and amended hereby, the Nonsolicitation, Nondisclosure and Assignment of Inventions Agreement shall remain in full force and effect without change.

(b) Noncompetition Covenant.

(i) The Executive acknowledges, confirms and agrees that the Noncompetition Covenant, attached hereto as Exhibit C, remains in full force and effect as of the Execution Date, and that the Separation Date shall be deemed to be the termination of the relationship between the Employer and the Executive for all purposes pursuant to the Noncompetition Covenant, including but not limited to Section (a) thereof; provided, that the sentence in Clause (iv) of Section (a) in which the term “Business of the Company” is defined shall be amended and restated in its entirety to read as follows:

“Business of the Company” shall mean the business of providing messaging, customer loyalty management and/or customer experiences in the cannabis and gaming industries, including, without limitation, the research, design, development, marketing, sales, operations, maintenance and commercial exploitation pertaining to the operation of, and providing products and services for such business.

(ii) Except as explicitly contemplated and amended hereby, the Noncompetition Covenant shall remain in full force and effect without change.

3

6. Non-Disparagement. The Executive agrees and covenants that the Executive shall not make, publish, or communicate defamatory or disparaging remarks, comments, or statements concerning any of the Employer Group’s products or services. The Executive agrees and covenants that the Executive shall not make, publish, or communicate to any person or entity or in any public forum any maliciously false, defamatory, or disparaging remarks, comments, or statements concerning the Employer Group or its businesses, or any of its employees, officers, or directors and their existing and prospective customers, suppliers, investors, and other associated third parties, now or at any time in the future.

This Section does not in any way restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement, including the right to report possible securities law violations to the SEC, without notice to the Employer Group, and rights under the National Labor Relations Act (NLRA), including the right to file unlawful labor practice (ULP) charges or participate, assist, or cooperate in ULP investigations. This Section also does not prevent the Executive from complying with any applicable law or regulation or a valid order from a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.

7. Termination for Cause. The Employer Group may terminate this Agreement for Cause, effective immediately upon written notice to the Executive. Upon termination for Cause, the Employer Group shall no longer be obligated to make any payments or provide any benefits to the Executive pursuant to Section 3(a), 3(b) or 3(d). “Cause” shall mean the Employer’s termination of the Agreement as a result of: (i) fraud, embezzlement, willful misconduct, or an act of dishonesty by the Executive in connection with or relating to the Executive’s relationship with the Employer or any of its affiliates; (ii) theft or misappropriation of Employer` property, information or other assets by the Executive, (iii) other conduct which results in or could reasonably be expected to result in material loss, damage or injury to the Employer and/or its affiliates, their goodwill, business or reputation; (iv) the Executive’s conviction, guilty plea, no contest plea, or similar plea for any felony or any crime of moral turpitude, or any other crime that results in or could reasonably be expected to result in material loss, damage or injury to the Employer and its affiliates, their goodwill, business or reputation; or (v) the Executive’s material breach of any of the Executive’s obligations under this Agreement.

8. Remedies. In the event of a breach or threatened breach by the Executive of any provision of this Agreement, Executive hereby consents and agrees that money damages would not afford an adequate remedy and that Employer shall be entitled to seek a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages, and without the necessity of posting any bond or other security. Any equitable relief shall be in addition to, not instead of, legal remedies, monetary damages, or other available relief.

If the Executive fails to comply with any of the terms of this Agreement or post- employment obligations contained in it, the Employer may, in addition to any other available remedies, reclaim any amounts paid to the Executive under the provisions of this Agreement and terminate any benefits or payments that are later due under this Agreement, without waiving the releases provided in it.

The Parties mutually agree that this Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

9. Successors and Assigns.

(a) Assignment by the Employer Group. The Employer Group may freely assign this Agreement at any time. This Agreement shall inure to the benefit of the Employer Group and its successors and assigns.

(b) No Assignment by the Executive. The Executive may not assign this Agreement in whole or in part. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment.

4

10. Governing Law; Arbitration. This Agreement, the rights and obligations of the parties hereto, and all claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Florida, without regard to the choice of law provisions thereof. Except for disputes arising under Exhibit A, Exhibit B or Exhibit C hereof, which shall be decided pursuant to the terms of those Exhibits, any dispute arising from this Agreement or Executive’s employment with the Employer Group, including but not limited to claims for wrongful termination; violation of Title VII of the Civil Rights Act of 1964 as amended; violations of the Americans with Disabilities Act of 1990; violations of Florida law; or claims for violations of any state law or rule or regulation regarding discrimination, harassment or other wrongful conduct (collectively, “Covered Claims”), shall be decided solely and exclusively in a final and binding arbitration administered by the JAMS in Miami, Florida, in accordance with the JAMS Employment Arbitration Rules in effect at the time of the filing of the demand for arbitration (the “Rules”), a copy of which is available at http://www.jamsadr.com/rules- employment-arbitration/. The arbitrator shall be a single arbitrator with expertise in employment disputes, mutually selected by the parties, or, if the parties are unable to agree thereon, a single arbitrator with expertise in employment disputes designated by the Miami office of JAMS. The arbitrator shall have the authority to award all remedies available in a court of law. The parties acknowledge and agree that their obligations to arbitrate under this Section survive the termination of the Agreement and continue after the termination of the employment relationship between the Executive and the Employer Group. By agreeing to arbitrate disputes arising out of Executive’s employment, the Executive, the Employer Group voluntarily and irrevocably waives any and all rights to have any such dispute heard or resolved in any forum other than through arbitration as provided herein. This waiver specifically includes, but is not limited to, any right to trial by jury. Notwithstanding anything to the contrary set forth herein, this Section will not apply to claims for workers’ compensation or unemployment benefits and will not apply to claims for injunctive relief, or any other claim by the Employer Group under Exhibit A or Exhibit C hereto. All arbitration proceedings hereunder shall be confidential, except: (a) to the extent the parties otherwise agree in writing; (b) as may be otherwise appropriate in response to a request from a government agency, subpoena, or legal process; (c) if the substantive law of the State of Florida (without giving effect to choice of law principles) provides to the contrary; or (d) as is necessary in a court proceeding to enforce, correct, modify or vacate the arbitrator’s award or decision (and in the case of this subpart (d), the parties agree to take all reasonable steps to ensure that the arbitrator’s award, decision or findings and all other documents, pleadings and papers are filed and/or entered with the court under seal and/or in a manner that would maintain their confidentiality, including, without limitation, complying with all rules of procedure and local rules for filing documents, pleadings and papers under seal).

11. Entire Agreement. Nothing in this Agreement shall be construed as releasing the Executive from any obligations set out in the Prior Agreements, provided that upon the Separation Date, all provisions of the Employment Agreement shall terminate, while the Nonsolicitation, Nondisclosure and Assignment of Inventions Agreement and the Noncompetition Covenant shall continue effectiveness in accordance with their terms and Section 5 hereof. Unless specifically provided herein, this Agreement contains all of the understandings and representations between Employer Group and Executive relating to the subject matter hereof and supersedes all prior and contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral, regarding such subject matter.

12. Modification and Waiver. No provision of this Agreement may be amended or modified unless the amendment or modification is agreed to in writing and signed by the Executive and by an authorized representative of the Employer. No waiver by any Party of any breach by any other Party of any condition or provision of this Agreement to be performed by any other Party shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by any Party in exercising any right, power, or privilege under this Agreement operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

5

13. Severability. If any provision of this Agreement is found by a court or arbitral authority of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, or enforceable only if modified, such finding shall not affect the validity of the remainder of this Agreement, which shall remain in full force and effect and continue to be binding on the Parties. The Parties further agree that any such court or arbitral authority is expressly authorized to modify any such invalid, illegal, or unenforceable provision of this Agreement instead of severing the provision from this Agreement in its entirety, whether by rewriting, deleting, or adding to the offending provision, or by making such other modifications as it deems necessary to carry out the intent and agreement of the Parties as embodied in this Agreement to the maximum extent permitted by law. Any such modification shall become a part of and treated as though originally set forth in this Agreement. If such provision or provisions are not modified, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth in it. The Parties expressly agree that this Agreement as so modified by the court or arbitral authority shall be binding on and enforceable against each of them.

14. Interpretation. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph. Moreover, this Agreement shall not be construed against either Party as the author or drafter of the Agreement.

15. Counterparts. The Parties may execute this Agreement in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile, email in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document has the same effect as delivery of an executed original of this Agreement.

16. No Admission of Liability. Nothing in this Agreement shall be construed as an admission by the Executive or the Employer Group of any wrongdoing, liability, or noncompliance with any federal, state, city, or local rule, ordinance, statute, common law, or other legal obligation.

17. Notices. All notices under this Agreement must be given in writing by personal delivery, regular mail or email at the addresses indicated in this Agreement or any other address designated in writing by either Party.

Notice to Employer Group:

SpringBig Holdings, Inc.
Attn: Board of Directors
621 NW 53rd St, Suite 500
Boca Raton, FL 33487

with a copy (which shall not constitute notice) to:

Benesch Friedlander Coplan & Aronoff LLP
1155 Avenue of the Americas, Floor 26
New York, NY 10036

Attention: Aslam A. Rawoof
Email: arawoof@beneschlaw.com

Notice to the Executive:

Paul Sykes

Address on file with the Employer

6

18. Tolling. If the Executive violates any of the post-termination obligations in this Agreement, the obligation at issue will run from the first date on which the Executive ceases to be in violation of such obligation.

19. Attorneys’ Fees and Costs. If the Executive breaches any terms of this Agreement or the post-termination obligations referenced in it, to the extent authorized by Florida law, the Executive will be responsible for payment of all reasonable attorneys’ fees and costs that Employer incurred in the course of enforcing the terms of this Agreement, including demonstrating the existence of a breach and any other contract enforcement efforts. If the Employer breaches any terms of this Agreement or the post-termination obligations referenced in it, to the extent authorized by Florida law, the Employer will be responsible for payment of all reasonable attorneys’ fees and costs that Executive incurred in the course of enforcing the terms of this Agreement, including demonstrating the existence of a breach and any other contract enforcement efforts.

20. Tax Matters.

(a) Withholding. The Employer Group may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b) Section 409A Compliance. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), including the exceptions thereto, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment. To the extent required under Section 409A, any payments to be made under this Agreement in connection with a termination of employment shall only be made if such termination constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, Employer Group makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall Employer Group be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

21. Notice of Post-Termination Obligations. When the Executive’s employment with the Employer terminates, the Executive agrees to notify any subsequent employer of the restrictive covenants contained in this Agreement. In addition, the Executive authorizes the Employer Group to provide a copy of the restrictive covenants referenced in this Agreement to third parties, including but not limited to, the Executive’s subsequent, anticipated, or possible future employer.

22. Acknowledgment of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS FULLY READ, UNDERSTANDS, AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THE EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT. THE EXECUTIVE FURTHER ACKNOWLEDGES THAT THE EXECUTIVE’S SIGNATURE BELOW IS AN AGREEMENT TO RELEASE EMPLOYER GROUP FROM ANY AND ALL CLAIMS THAT CAN BE RELEASED AS A MATTER OF LAW.

[SIGNATURE PAGE FOLLOWS]

7

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date above.

SPRINGBIG, INC.

By	/s/ Jeffrey Harris
Name:	Jeffrey Harris
Title:	Chief Executive Officer

SPRINGBIG HOLDINGS, INC.

By	/s/ Jeffrey Harris
Name:	Jeffrey Harris
Title:	Chief Executive Officer

EXECUTIVE

Signature:	/s/ Paul Sykes
Print Name:	Paul Sykes

[Signature page to Separation and Release Agreement]

EXHIBIT A

Release

In consideration for the end of employment benefits set forth in the Separation and Release of Claims Agreement to which this form is attached (the “Separation Agreement”), including without limitation the separation benefits set forth in Section 3 thereof, among other things, Paul Sykes (the “Executive,” “I” or “me”) and the Employer Group hereby enter into the following release and waiver of claims (the “Release”).

The Executive hereby generally and completely releases the Employer Group, its present and future affiliates, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, family and assigns (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date that Executive signs this Release (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to the Executive’s employment with the Employer Group, or the termination of that employment; (ii) all claims related to the Executive’s compensation or benefits from the Employer Group, including salary, bonuses, retention bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests or equity-based awards in the Employer Group; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Family and Medical Leave Act (as amended) (the “FMLA”), the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the Employee Retirement Income Security Act of 1974 (as amended), the National Labor Relations Act of 1935 (as amended), and any similar applicable state laws, including those of the State of Florida and any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance, and any public policy, contract, tort, or common law. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification that Executive may have pursuant to any written indemnification agreement with the Employer Group, the charter, bylaws, or operating agreements of the Employer Group, or under applicable law; (ii) any rights which are not waivable as a matter of law; (iii) any claims arising from the breach of this Release; or (iv) any claims related to the Employer Group’s performance of its obligations under the Separation Agreement following the Separation Date (as defined in the Separation Agreement). For the avoidance of doubt, nothing in this Release shall prevent Executive from challenging the validity of the Release in a legal or administrative proceeding. Nothing in this Release shall prevent the Executive from filing, cooperating with, or participating in any proceeding or investigation before the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal government agency, or similar state or local agency (“Government Agencies”), or exercising any rights pursuant to Section 7 of the National Labor Relations Act. The Executive further understands that this Release does not limit the Executive’s ability to voluntarily communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Employer Group. While this Release does not limit the Executive’s right to receive an award for information provided to the Securities and Exchange Commission, the Executive understands and agrees that the Executive is otherwise waiving, to the fullest extent permitted by law, any and all rights the Executive may have to individual relief based upon any claims arising out of any proceeding or investigation before one or more of the Government Agencies. If any such claim is not subject to release, to the extent permitted by law, the Executive waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi- party action or proceeding based on such a claim in which any of the Released Parties is a party. Notwithstanding anything to the contrary set forth herein, this Release does not abrogate the Executive’s existing rights to vested benefits under any Employer Group benefit plan or any plan or agreement related to equity ownership in the Employer Group.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA (“ADEA Waiver”). I also acknowledge that (i) the consideration given for the ADEA Waiver is in addition to anything of value to which I was already entitled; and (ii) that, subject only to Employer Group providing the end of employment / termination benefits described in the first paragraph of this Release, I have been paid for all time worked, has received all the leave, leaves of absence and leave benefits and protections for which I am eligible, and have not suffered any on-the-job injury for which I have not already filed a claim. I affirm that all of the decisions of the Released Parties regarding my pay and benefits through the date of my execution of this Release were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law. I affirm that I have not filed or caused to be filed, and am not presently a party to, a claim against any of the Released Parties. I further affirm that I have no known workplace injuries or occupational diseases. I acknowledge and affirm that I have not been retaliated against for reporting any allegation of corporate fraud or other wrongdoing by any of the Released Parties, or for exercising any rights protected by law, including any rights protected by the Fair Labor Standards Act, the Family Medical Leave Act or any related statute or local leave or disability accommodation laws, or any applicable state workers’ compensation law. I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any claims that may arise after I sign this Release; (b) I should consult with an attorney prior to executing this release; (c) I have twenty-one (21) days within which to consider this release (although I may choose to voluntarily execute this release earlier); (d) I have seven (7) days following the execution of this release to revoke this Release (in a written revocation sent to the Board of Directors of SpringBig Holdings, Inc.); and (e) this Release will not be effective until the eighth day after I sign this Release, provided that I have not earlier revoked this Release (the “Effective Date”). I will not be entitled to receive any of the benefits specified by this Release or the Agreement unless and until it becomes effective.

In granting the release herein, which includes claims that may be unknown to me at present, I acknowledge that I expressly waive and relinquish any and all rights and benefits under any applicable law or statute providing, in substance, that a general release does not extend to claims which a party does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her would have materially affected the terms of such release.

The parties hereby mutually agree to the exclusive jurisdiction of the 15th Judicial Circuit Court of the State of Florida or the United States District Court for the Southern District of Florida for any dispute arising hereunder. Accordingly, with respect to any such court action, I (a) submit to the personal jurisdiction of such courts; (b) consent to service of process by regular mail to my last known address; and (c) waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process. If either party hereto commences a legal action or other proceeding against the other party hereto concerning a dispute arising from or relating to this Release outside of Florida, such commencing party will reimburse such other party for its or my reasonable attorneys’ fees, costs and expenses if such other party prevails in staying, transferring, dismissing or otherwise defending such action or proceeding based on the location of the action or proceeding, regardless of whether such fees, costs and expenses are incurred in the forum where such commencing party commenced the action or in a Florida forum.

This Release constitutes the complete, final and exclusive embodiment of the entire agreement between the Employer Group and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Employer Group that is not expressly stated herein. This Release may only be modified by a writing signed by both me and a duly authorized officer of the Employer Group.

A-2

IN WITNESS WHEREOF, the Parties have executed this Release as of ______________.

SPRINGBIG, INC.

By
Name:
Title:

SPRINGBIG HOLDINGS, INC.

By
Name:
Title:

EXECUTIVE

Signature:
Print Name:	Paul Sykes

[Signature page to Release]

EXHIBIT B

Nonsolicitation, Nondisclosure and Assignment of Inventions Agreement

NONSOLICITATION, NONDISCLOSURE & ASSIGNMENT OF INVENTIONS AGREEMENT

The undersigned Employee (the “Employee”), executes this Nonsolicitation, Nondisclosure & Assignment of Inventions Agreement (the “Agreement”) in consideration of, and a material inducement for, the Company’s (as defined below) continuing relationship with Employee, whether by employment, contractor, or in advisory or consulting capacities, or otherwise, and in consideration of receiving any form of compensation or benefit from or in the Company, and the entering into of the Executive Employment Agreement (the “Employment Agreement”). Employee understands and agrees that this Agreement shall remain in effect and survive any and all changes in Employee’s job duties, titles and compensation during Employee’s relationship with Company.

Definitions

i.	“Company” shall mean SpringBig, Inc., a Delaware corporation, and any entity controlled by, controlling, or under common control with it, including affiliates and subsidiaries. “Control” for this purpose means the direct or indirect possession of the power to direct or cause the direction of the management and policies of an entity, whether through ownership, by contract or otherwise.

ii.	“Competing Business” shall mean any person, firm, association, corporation or any other legal entity that is engaged in a business that is competitive with any aspect of the Business of the Company.

iii.	“Business of the Company” shall mean the business of providing messaging, customer loyalty management and/or customer experiences in the cannabis industry, including, without limitation, the research, design, development, marketing, sales, operations, maintenance and commercial exploitation pertaining to the operation of, and providing products and services for such business.

iv.	“Confidential Information” shall mean all information or a compilation of information, in any form (tangible or intangible or otherwise), that is not generally known to competitors or the public, which Company considers to be confidential and/or proprietary, including but not limited to: research and development; techniques; methodologies; strategies; product information, designs, prototypes and technical specifications; algorithms, source codes, object codes, trade secrets or technical data; training materials methods; internal policies and procedures; marketing plans and strategies; pricing and cost policies; customer, supplier, vendor and partner lists and accounts; customer and supplier preferences; contract terms and rates; financial data, information, reports, and forecasts; inventions, improvements and other intellectual property; product plans or proposed product plans; know-how; designs, processes or formulas; software and website applications; computer passwords; market or sales information, plans or strategies; business plans, prospects and opportunities (including, but not limited to, possible acquisitions or dispositions of businesses or facilities); information concerning existing or potential customers, partners or vendors. Confidential Information shall also mean information of or related to Company’s current or potential customers, vendors or partners that is considered to be confidential or proprietary to the applicable customer, vendor or partner.

Confidential Information does not include: information in the public domain (other than as a result of disclosure directly or indirectly by Employee); information approved in writing for unrestricted release by Company; information that Employee discovered outside of the course and scope of his employment with Company; or information produced or disclosed pursuant to a valid court order, provided Employee has given Company written notice of such request such that Company has an actual, reasonable opportunity to defend, limit or protect such production or disclosure.

1. Duty of Loyalty. During the period of Employee’s relationship with the Company, Employee will devote Employee’s best efforts on behalf of the Company. Employee agrees not to provide any services to any Competing Business or engage in any conduct which may create an actual or appear to create a conflict of interest, without the expressed, written permission of the Company.

2. Nonsolicitation of Customers, Clients or Vendors. During the period of Employee’s relationship with the Company and for a period of twelve (12) months after termination of such relationship (for any reason), Employee shall not directly or indirectly, induce or attempt to induce any of the individuals or entities actually known to Employee to be the Company’s customers, clients, vendors or partners, or prospective customers, clients, vendors or partners, to reduce or cease doing business with the Company, Parent or their affiliates, or interfere with the relationship between any such customer, client, vendor, partner or prospective customers and the Company, Parent or any of their affiliate (including making any negative statements or communications concerning the Company, Parent or any of their affiliates).

3. Nonsolicitation of Employees and Contractors. During the period of Employee’s relationship with the Company and for a period of twelve (12) months after termination of such relationship (for any reason), Employee will not directly or indirectly either for him/herself or for any other person, partnership, legal entity, or enterprise: (i) solicit, in person or through supervision or control of others, an employee, advisor, consultant or contractor of the Company for the purpose of inducing or encouraging the employee, advisor, consultant or contractor to leave his or her relationship with the Company or to change an existing business relationship with the Company or to change an existing business relationship to the detriment of the Company, (ii) hire away an employee, advisor, consultant or contractor of the Company; or (iii) help another person or entity hire away a Company employee, advisor, consultant or contractor. Notwithstanding the foregoing, the placement of general advertisements offering employment, other service relationships or activities that are not specifically targeted toward employees, advisors, consultants or contractors of the Company shall not be deemed to be a breach of this Section 3.

4. Nondisclosure of Customer, Partner and Vendor Information. Employee understands and agrees that it is essential to the Company’s success that all nonpublic customer, partner, and vendor information is deemed and treated as Confidential Information and a confidential trade secret. Employee will not, directly or indirectly, either for him/herself or for any other person, partnership, legal entity, or enterprise, use or disclose any such customer, partner, or vendor information that constitutes Confidential Information or a confidential trade secret, except as may be necessary in the normal conduct of the Company’s business for the specific customer, partner, or vendor. Employee agrees that at the end of Employee’s relationship with the Company, or upon request by the Company, Employee will return to the Company any materials containing such Confidential Information or confidential trade secret.

5. Nondisclosure of Confidential Information. All such Confidential Information is (and will be) the exclusive property of the Company, and Employee shall not, during or after Employee’s employment: (i) use any Confidential Information for any purpose that is not authorized by the Company; (ii) disclose any Confidential Information to any person or entity, except as authorized by the Company in connection with Employee’s job duties; or (iii) remove or transfer Confidential Information from the Company’s premises or systems except as authorized by the Company.

Upon termination of Employee’s relationship (for any reason), or upon the request of the Company, Employee will immediately surrender to the Company all Company property in Employee’s possession, custody, or control, including any and all documents, electronic information, and materials of any nature containing any Confidential Information, without retaining any copies. Employee understands that the Company is now and may hereafter be subject to non-disclosure or confidentiality agreements with third persons that require the Company to protect or refrain from use of Confidential Information. Employee agrees to respect and be bound by the terms of such agreements in the event Employee has access to such Confidential Information.

Employee understands that Confidential Information is never to be used or disclosed by Employee, as provided in this Section 5. If a temporal limitation on Employee’s obligation not to use or disclose such information is required under applicable law, and the Agreement or its restriction(s) cannot otherwise be enforced, Employee agrees and the Company agrees that the five (5) year period after the date Employee’s employment ends (or such longer period as may be permitted under applicable law) will be the temporal limitation relevant to the contested restriction; provided, however, that this sentence will not apply to trade secrets protected without temporal limitation under applicable law.

Notwithstanding the foregoing or anything to the contrary in this Agreement or any other agreement between the Company and the Employee, nothing in this Agreement shall limit the Employee’s right to discuss Employee’s employment or report possible violations of law or regulation with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, or other federal government agency or similar state or local agency or to discuss the terms and conditions of his employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act or to the extent that such disclosure is protected under the applicable provisions of law or regulation, including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosure. Employee agrees to take all reasonable steps to ensure that the Company’s Confidential Information is not made public during any such disclosure. Pursuant to 18 U.S.C. Section 1833(b), the Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

6. Assignment of Inventions. Employee expressly understands and agrees that any and all right or interest Employee obtains in any designs, trade secrets, technical specifications and technical data, know-how and show-how, customer and vendor lists, marketing plans, pricing policies, inventions, concepts, ideas, expressions, discoveries, improvements and patent or patent rights which are authored, conceived, devised, developed, reduced to practice, or otherwise obtained by him during the term of his employment under the Employment Agreement or at any time prior thereto which relate to or arise out of his employment with the Company and which relate to the business of the Company are expressly regarded as “works for hire” or works invented or authored during the course and scope of employment or engagement, whether as an adviser, consultant, officer, executive, director or other capacity (the “Inventions”). Employee hereby assigns to the Company the sole and exclusive right to such Inventions. Any assignment of Inventions (and all intellectual property rights with respect thereto) hereunder includes an assignment of all “Moral Rights” (which shall mean all paternity, integrity, disclosure, withdrawal, special and any other similar rights recognized by the laws of any jurisdiction or country). To the extent such Moral Rights cannot be assigned to the Company and to the extent the following is allowed by the laws in any country where Moral Rights exist, Employee hereby unconditionally and irrevocably waives the enforcement of such Moral Rights, and all claims and causes of action of any kind against the Company or related to the Company’s customers, with respect to such rights. Employee further acknowledges and agrees that neither his successors-in-interest nor legal heirs retain any Moral Rights in any Inventions (and any intellectual property rights with respect thereto).

Employee agrees to disclose all Inventions fully and in writing to the Company promptly after development, conception, invention, creation or discovery of the same, and at any time upon request. Employee will provide all assistance that the Company reasonably requests to secure or enforce its rights throughout the world with respect to Inventions, including signing all necessary documents to memorialize those rights and take any other action which the Company shall deem necessary to assign to and vest completely in the Company, to perfect trademark, copyright and patent protection with respect to, or to otherwise protect the Company’s trade secrets and proprietary interest in such Inventions. The obligations of this Section shall continue beyond the termination of Employee’s relationship with respect to such Inventions conceived of, reduced to practice, or developed by the Employee during the term of this Agreement. The Company agrees to pay any and all copyright, trademark and patent fees and expenses or other costs incurred by Employee for any assistance rendered to the Company pursuant to this Section.

In the event the Company is unable, after reasonable effort, to secure Employee’s signature on any patent application, copyright or trademark registration or other analogous protection relating to an Invention, the Employee hereby irrevocably designates and appoints the Company and its duly authorized officer and agent as his agent and attorney-in-fact, to act for and on his behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or other analogous protection thereon with the same legal force and effect as if executed by the Employee.

In Attachment A to this Agreement, Employee has listed all Inventions that relate to the business of the Company that Employee (alone or jointly with others) made, conceived, or first reduced to practice by Employee prior to Employee’s execution of this Agreement, and in which Employee has any property interest or claim of ownership. If no such Inventions are listed in said Attachment, Employee represents that Employee has no such Inventions.

To the extent Employee is a citizen of and subject to law of a state which provides a limitation on invention assignments, then this Agreement’s assignment shall not include inventions excluded under such law.

Notwithstanding anything to the contrary in this Section 6, this Section 6 shall not apply to inventions that the Employee develops entirely on his own time without using the Company’s equipment, supplies, facilities, or trade secret information, except to the extent such inventions (a) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (b) result from any work performed by the Employee for the Company.

7. Absence of Conflicting Agreements. Employee understands that the Company does not desire to acquire from Employee any trade secrets, know-how or confidential business information that Employee may have acquired from others, and Employee agrees not to disclose any such information to the Company or otherwise utilize any such information in connection with Employee’s performance of duties with the Company. Employee represents that Employee is not bound by any agreement or any other existing or previous business relationship which purports to conflict or impact the full performance of Employee’s duties and obligations to the Company.

8. Remedies Upon Breach. Employee agrees that any action that violates this Agreement would cause the Company irreparable harm for which monetary damages are inadequate. Accordingly, in the event of a breach, or threatened breach, the Company shall be entitled to an injunction restraining such breach or threatened breach, or requiring specific performance, in addition to any and all rights and remedies at law and equity. The Company shall not be obligated to present additional evidence of irreparable harm or the insufficiency of monetary damages and, to the extent permitted by law or under applicable court rule, does not need to post a bond or other surety. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedy available to the Company for such breach or threatened breach.

9. Jurisdiction, Venue and Choice of Law. The parties hereby mutually agree to the exclusive jurisdiction of the 15th Judicial Circuit Court of the State of Florida or the United States District Court for the Southern District of Florida for any dispute arising hereunder. Accordingly, with respect to any such court action, Employee (a) submits to the personal jurisdiction of such courts; (b) consents to service of process by regular mail to his last known address; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process. If either party hereto commences a legal action or other proceeding against the other party concerning a dispute arising from or relating to this Agreement outside of Florida, such commencing party shall reimburse such other party for its or his reasonable attorneys’ fees, costs and expenses if such other party prevails in staying, transferring, dismissing or otherwise defending such action or proceeding based on the location of the action or proceeding, regardless of whether such fees, costs and expenses are incurred in the forum where such commencing party commenced the action or in a Florida forum. This Agreement shall be governed by the internal substantive laws of Florida, without regard to the doctrine of conflicts of law.

10. Employment Relationship. Employee agrees and acknowledges that Employee is an employee “at will” and nothing in this Agreement is intended to guarantee employment for any period of time. The parties enter this Agreement with the understanding that Employee’s position, title, duties and responsibilities could change in a material way in the future and, in light of that understanding, the parties intend that this Agreement shall follow Employee throughout the entire course of Employee’s employment with the Company (and thereafter), and such subsequent material change shall not affect the enforceability or validity of this Agreement.

11. Return of Property. Employee agrees that, within ten (10) days of the time of termination of Employee’s employment (for any reason), Employee will return immediately to the Company, in good condition, all property of the Company. This return of property includes, without limitation, a return of physical property (such as computer, phone or other mobile devices, credit card, promotional materials, etc.) and intangible property (such as computer passwords).

12. Litigation and Regulatory Cooperation. During and after the Employee’s relationship with the Company, Employee shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company by/against third parties that relate to events or occurrences that transpired while the Employee was employed by the Company. Employee’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness at mutually convenient times. During and after the Employee’s employment, Employee also shall cooperate fully with the Company in connection with any investigation or review of any federal, state, or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Employee was employed by the Company, unless such claim is brought by Employee. As consideration for the Employee’s services under this Section 12, the Company shall remit to Employee, as agreed between the parties in advance, (a) reasonable expenses related to such cooperation, and (b) an hourly rate equal to Employee’s last base salary divided by 2,000.

13. Communication to Future Employers. Employee agrees to communicate the contents of all post-relationship obligations in this Agreement to any Competing Business that Employee intends to be employed by, associated with, or represent. Employee understands and agrees that the Company may, in its discretion, also share any post-employment obligation set out in this Agreement with any future employer or potential employer of Employee, or any entity which seeks to be associated with Employee for Employee’s services.

14. Miscellaneous. Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach hereof. If a court determines that one or more of the provisions contained in this Agreement shall be invalid or unenforceable, such court shall construe, reform or otherwise revise such provision(s) so as to render it/them enforceable to the maximum extent allowed by law, without invalidating the remaining provisions of this Agreement. The obligations of each party hereto under this Agreement shall survive the termination of the Employee’s relationship with the Company regardless of the manner of such termination to the extent expressly provided in, or logically would be expected under, this Agreement. All covenants and agreements hereunder shall inure to the benefit of and be enforceable by the successors of the Company. This Agreement amends, supplants and supersedes any agreement previously executed between the parties regarding the subject matter of this Agreement, other than the obligations of Executive in favor of the Company with respect to any restrictive covenants, which shall continue in effect in addition to the terms hereof.

Employee recognizes and agrees that the enforcement of this Agreement is necessary, among other things, to ensure the preservation, protection and continuity of Confidential Information, trade secrets and goodwill of the Company. Employee agrees that, due to the proprietary nature of the Business of the Company and relationships with others, the post-employment restrictions set forth above are reasonable as to duration and scope.

Employee is advised to consult with an attorney before entering into this Agreement.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the undersigned Employee and the Company have executed this Nonsolicitation, Nondisclosure and Assignment of Inventions Agreement as an instrument under seal as of this 8th day of November, 2021.

SpringBig Inc.		Employee

/s/ Jeff Harris		/s/ Paul Sykes
By:	Jeff Harris	Name:	Paul Sykes
Title:	CEO

NONSOLICITATION, NONDISCLOSURE & ASSIGNMENT OF INVENTIONS AGREEMENT

Attachment A

List of all inventions or improvements (referred to in Section 6) made by Employee, alone or jointly with others, prior to the execution of the Nonsolicitation, Nondisclosure & Assignment of Inventions Agreement.

Right, Title or Interest	Date Acquired	Identifying Number or Brief Description of Inventions or Improvements
(If none, please write “NONE”.)

NONE

Name of Employee: Paul Sykes

Paul Sykes
Print

/s/ Paul Sykes
Sign

11/8/21
Date

EXHIBIT C

Noncompetition Covenant

NONCOMPETITION COVENANT

(a)	During the period of your relationship with Company, you, Paul Sykes (hereinafter “you”), agree to not, anywhere within the Restricted Area (defined below), acting individually, or as an owner, shareholder, partner, employee, contractor, agent or otherwise (other than on behalf of Company): provide services to a Competing Business (defined below). For a period of twelve (12) months following termination of your relationship with Company (for any reason), you agree to not, anywhere within the Restricted Area, acting individually, or as an owner, shareholder, partner, employee, contractor, agent or otherwise (other than on behalf of Company): directly or indirectly, provide services to a Competing Business that relate to any aspect of the Business of the Company (i.e., providing messaging and customer experiences in the cannabis industry) for which you performed services or received Confidential Information at any time. The foregoing shall not be construed to preclude you from: (i) owning up to one percent (1%) of the outstanding stock of a publicly held corporation that constitutes or is affiliated with a Competing Business; or (ii) becoming a passive shareholder, partner, employee or member of a private equity, venture capital or other investment firm. The foregoing shall, however, be construed to specifically prevent you from (x) acting individually, or as an owner, shareholder, partner, employee, contractor, agent or otherwise (other than on behalf of Company) anywhere within the Restricted Area, during the period of your relationship with the Company and for a period of twelve (12) months following termination of your relationship with Company (for any reason other than referenced below in section (b)), and (y) providing services that relate to any aspect of the Business of the Company for any private equity, venture capital or other investment firm that owns or controls a Competing Business; provided that you may work for a division, entity or subgroup of any companies that engage in a Competing Business (a “Separate BU”) so long as such Separate BU does not engage in any Competing Business and you do not provide any service, investment advice or consulting related service to any Competing Business. To the extent that you act individually, or as an owner, shareholder, partner, employee, contractor, agent or otherwise and provide services unrelated to the Business of the Company for any Separate BU or private equity, venture capital or other investment firm at any time during such twelve (12) month period, you agree to institute an ethical screen that prevents your access to communications, information and participation in all services related to the Business of the Company.

You and the Company agree that the opportunity for post-employment benefits and compensation set forth in the Executive Employment Agreement dated November 8, 2021 (the “Employment Agreement”) constitute mutually-agreed upon consideration for this Noncompetition Covenant, and is fair and reasonable consideration for this Noncompetition Covenant, in addition to continued employment and other benefits received. Such consideration is specifically designated and you acknowledge the receipt and sufficiency of the consideration.

i.	“Company” shall mean any entity controlled by, controlling, or under common control with SpringBig, Inc., a Delaware corporation, including affiliates and subsidiaries. Control means the direct or indirect possession of the power to direct or cause the direction of the management and policies of an entity, whether through ownership, by contract or otherwise.

ii.	“Restricted Area” shall mean the entire United States since the Business of the Company encompasses the entire United States, of which you acknowledge and agree.

iii.	“Competing Business” shall mean any person, firm, association, corporation or any other legal entity that is engaged in a business that is competitive with any aspect of the Business of the Company.

iv.	“Business of the Company” shall mean providing messaging, customer loyalty management and/or and customer experiences in the cannabis industry, including, without limitation, the research, design, development, marketing, sales, operations, maintenance and commercial exploitation pertaining to the operation of, and providing products and services for such business.

v.	“Confidential Information” shall mean all information or a compilation of information, in any form (tangible or intangible or otherwise), that is not generally known to competitors or the public, which Company considers to be confidential and/or proprietary, including but not limited to: research and development; techniques; methodologies; strategies; product information, designs, prototypes and technical specifications; algorithms, source codes, object codes, trade secrets or technical data; training materials methods; internal policies and procedures; marketing plans and strategies; pricing and cost policies; customer, supplier, vendor and partner lists and accounts; customer and supplier preferences; contract terms and rates; financial data, information, reports, and forecasts; inventions, improvements and other intellectual property; product plans or proposed product plans; know-how; designs, processes or formulas; software and website applications; computer passwords; market or sales information, plans or strategies; business plans, prospects and opportunities (including, but not limited to, possible acquisitions or dispositions of businesses or facilities); information concerning existing or potential customers, partners or vendors. Confidential Information shall also mean information of or related to Company’s current or potential customers, vendors or partners that is considered to be confidential or proprietary to the applicable customer, vendor or partner.

Confidential Information does not include: information in the public domain (other than as a result of disclosure by you); approved in writing for unrestricted release by Company; information that Employee discovered outside of the course and scope of his employment with Company; or produced or disclosed pursuant to a valid court order, provided you have given Company written notice of such request such that Company has an actual, reasonable opportunity to defend, limit or protect such production or disclosure.

(b)	You agree to communicate the contents of all post-relationship obligations in this Noncompetition Covenant to any Competing Business that you intend to be employed by, associated with, or represent. You understand and agree that the Company may, in its discretion, also share any post-relationship obligation in this Noncompetition Covenant with any future (or potential) employer or association that is a Competing Business that seeks to be associated with you or employ you for your services.

(c)	You agree that the enforcement of the Noncompetition Covenant is necessary, among other things, to ensure the preservation, protection and continuity of the Company’s Confidential Information, trade secrets and goodwill of the Company. You agree that, due to the proprietary nature of the Business of the Company and relationships with others, the post-employment restrictions set forth above are reasonable as to duration and scope.

(d)	You agree that any action that violates this Noncompetition Covenant would cause the Company irreparable harm for which monetary damages are inadequate. Accordingly, in the event of a breach, or threatened breach, of this Noncompetition Covenant, the Company shall be entitled to an injunction restraining such breach or threatened breach, or requiring specific performance, in addition to any and all rights and remedies at law and equity. The Company shall not be obligated to present additional evidence of irreparable harm or the insufficiency of monetary damages and, to the extent permitted by law or under applicable court rule, does not need to post a bond or other surety. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedy available to the Company for such breach or threatened breach.

(e)	You and the Company hereby mutually agree to the exclusive jurisdiction of the 15th Judicial Circuit Court of the State of Florida or the United States District Court for the Southern District of Florida for any dispute arising hereunder. Accordingly, with respect to any such court action, you (a) submit to the personal jurisdiction of such courts; (b) consent to service of process by regular mail to your last known address; and (c) waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process. If either party hereto commences a legal action or other proceeding against the other party hereto concerning a dispute arising from or relating to this Noncompetition Covenant outside of Florida, such commencing party shall reimburse such other party for its or his reasonable attorneys’ fees, costs and expenses if such other party prevails in staying, transferring, dismissing or otherwise defending such action or proceeding based on the location of the action or proceeding, regardless of whether such fees, costs and expenses are incurred in the forum where such commencing party commenced the action or in a Florida forum. This Noncompetition Covenant shall be governed by the internal substantive laws of Florida, without regard to the doctrine of conflicts of law.

(f)	The failure of you or Company to insist upon strict performance of this Noncompetition Covenant irrespective of the length of time for which such failure continues, shall not be a waiver of such party’s rights herein. No term or provision of this Noncompetition Covenant may be waived unless such waiver is in writing.

(g)	If a court determines that one or more of the provisions contained in this Noncompetition Covenant shall be invalid or unenforceable, such court shall construe, reform or otherwise revise such provision(s) so as to render it/them enforceable to the maximum extent allowed by law, without invalidating the remaining provisions of this Noncompetition Covenant.

(h)	Your obligations under this Noncompetition Covenant shall survive the termination of your relationship with the Company regardless of the manner of such termination.

(i)	The rights granted to the Company under the Noncompetition Covenant shall inure to the benefit of, and be enforceable by, the successors or assigns of Company.

(j)	The parties agree that you are employed “at will” and nothing in this Noncompetition Covenant is intended to guarantee employment for any period of time. Even though the nature of your relationship with the Company is as an “at will” employee, the parties enter this Noncompetition Covenant with the understanding that your position, title, duties and responsibilities could change in a material way in the future and, in light of that understanding, the parties intend that this Noncompetition Covenant shall follow you throughout the entire course of your employment with the Company, and such subsequent material change shall not affect the enforceability or validity of this Noncompetition Covenant.

SpringBig Inc.		Employee

/s/ Jeff Harris		/s/ Paul Sykes
By:	Jeff Harris	Name:	Paul Sykes
Title:	CEO